Exhibit 10.1



                             JOINT VENTURE AGREEMENT

                                  by and among

                             Nextel Partners, Inc.,

                        Nextel Partners Operating Corp.,

                                       and

                                Nextel WIP Corp.








                          Dated as of January 29, 1999

                              NEXTEL PARTNERS, INC.
                             JOINT VENTURE AGREEMENT

                                TABLE OF CONTENTS

                                                                          Page

RECITALS                                                                     1

1.  DEFINITIONS                                                              1

2.  OPERATING ARRANGEMENTS                                                  10
         2.1      Company Responsibilities                                  10
         2.2      Territory                                                 11
         2.3      Exclusivity                                               11
         2.5      Sufficiency of Rights                                     12
         2.6      Nondiscrimination; Standard of Care                       12
         2.7      Special NWIP Approval Rights                              13

3.  TERM                                                                    14
         3.1      Initial Term; Renewal Terms                               14

4.  FREQUENCIES AND LICENSES                                                14
         4.1      Contribution of Licenses in Initial Sections              14
         4.2      Contribution of Licenses in Option Sections.              15
         4.3      Other Acquisitions of Licenses from Nextel Group          15
         4.4      Swaps and Exchanges of Licenses with Nextel Group         16
         4.5      Acquisitions of Licenses from Third Parties               17
         4.6      Frequency Auctions                                        17
         4.7      Cooperation                                               18
         4.8      Transactions to Create Contiguous Spectrum                18
         4.9      Nextel Analog Operations                                  18
         4.10     Reserved                                                  19
         4.11     Compliance with FCC Rules                                 19
         4.12     FCC Proceedings                                           20
         4.13     Transfer Restrictions                                     21
         4.14     NWIP Right of First Refusal                               22
         4.15     Company Rights of First Refusal                           22
         4.16     NWIP Option Upon Change in Control of the Company         23
         4.17     Representations and Warranties                            24

5.  COMPANY ACCESS TO PROPRIETARY TECHNOLOGY AND NETWORK COMPONENTS         25
         5.1      Coordination of Equipment Orders and Purchases            25
         5.2      Access to Vendor Equipment and Agreements                 25
         5.3      Future Improvements and Enhancements to Technology or
                     Network                                                26
         5.4      [RESERVED]                                                28

         5.5      Access to National Switching Network                      28
         5.6      Integration with Nextel Owned Switching Facilities        29
         5.7      Company Owned Network Switches and Other Facilities       29
         5.8      Access to Systems Platform                                30
         5.9      Certain System and Network Services                       30

6.  BUILD-OUT REQUIREMENTS                                                  32
         6.1      Required Services                                         32
         6.2      Build-out Requirement and Target Launch Dates             32
         6.3      Launch Criteria                                           34
         6.4      Frequency Design Standards                                34
         6.5      Site Acquisition Standards                                34
         6.6      Construction Standards                                    35
         6.7      Telco Standards                                           35
         6.8      Switching Facility Standards                              35
         6.9      Company Towers                                            36
         6.10     Potential Relaxation of Performance Standards             37

7.  OPERATIONS                                                              37
         7.1      Network Performance Requirements                          37
         7.2      Customer Care                                             37
         7.3      Customer Satisfaction                                     38
                  A.       Measurement                                      38
                  B.       Sample                                           38
                  C.       Targets                                          38
         7.4      Employees                                                 38

8.  MARKETING AND ADVERTISING                                               39
         8.1      Brand Identity                                            39
         8.2      Brand Awareness                                           39
         8.3      Creative Services                                         39
         8.4      Media Services                                            40
         8.5      Direct Mail                                               40
         8.6      Telemarketing                                             40
         8.7      Collateral Marketing Materials                            41
         8.8      World Wide Website                                        41
         8.9      Market Research                                           41
         8.10     Subscriber Transfer Fee                                   42

9.  SERVICE AND EQUIPMENT PRICING                                           42
         9.1      Service Pricing Structure                                 42
         9.2      Service Pricing Plans - Local                             43
         9.3      Service Pricing Plans - National                          43
         9.4      Service Pricing Plans - International                     44
         9.5      Subscriber Equipment Pricing                              44

10.  SALES AND DISTRIBUTION                                                 45
         10.1     Objective                                                 45
         10.2     Local Sales and Distribution                              45
         10.3     National Indirect Distribution                            45

11.  NATIONAL ACCOUNTS/PRIVATE SYSTEMS                                      45

12.  BREACH; DEFAULT; DISPUTE RESOLUTION                                    46
         12.1     Non-Material Breach                                       46
         12.2     Company's Material Breach                                 47
         12.3     NWIP's Material Breach                                    48
         12.4     Procedures for a Material Breach                          48
         12.5     Excusable Delay/Time Extension                            49
         12.6     Alternate Dispute Resolution                              49
         12.7     Arbitration                                               50
         12.8     Equitable Remedies                                        50
         12.9     Damages and Termination for Material Breach               52
                  A.       Procedure                                        52
                  B.       Right to Nextel Name and Trademarks              52
                  C.       Determination Required for Termination Remedy    52
                  D.       Termination Awarded to NWIP                      52
                  E.       Termination Awarded to the Company               53
                  F.       Limitations on Damages                           53

13.  MISCELLANEOUS                                                          54
         13.1     Choice of Law                                             54
         13.2     Attorneys Fees                                            54
         13.3     Pass-Throughs                                             54
         13.4     [RESERVED]                                                54
         13.5     Monitoring                                                54
         13.6     Payment                                                   55
         13.7     Company Audit Right                                       55
         13.8     Company Personal Obligation                               55
         13.9     Disclaimer of Partnershi                                  56
         13.10    Confidentiality.                                          56
         13.11    Amendments                                                57
         13.12    Entire Agreement                                          57
         13.13    Notices                                                   57
         13.14    Counterparts                                              58
         13.15    Waiver                                                    58
         13.16    Third Parties                                             58
         13.17    Schedules and Exhibits                                    59
         13.18    Headings                                                  59
         13.19    Severability                                              59

         13.20    Jurisdiction                                              59
         13.21    Waiver of Jury Trial                                      59



EXHIBITS

Exhibit I         Transaction Documents & Collateral Agreements

Exhibit 4.1       Initial Frequencies and Option Frequencies

Exhibit 4.4       Nextel Group Frequencies

Exhibit 4.13      Commitments Required of Secured Lenders

Exhibit 5.7A      Charges for Company Switch and RSO Monitoring

Exhibit 5.7B      Trigger Points for Network Elements

Exhibit 5.9B      Charges for NDS Backbone Network

Exhibit 6         Territory (Including map, Sections and Build Areas)

Exhibit 6.1       Required Services

Exhibit 6.4       Certain Frequency Design Agreements

Exhibit 6.5       Certain Site Acquisition and Construction Agreements

Exhibit 6.9       Tower Sites Committed by Company to Another Builder

Exhibit 7.2       Certain Billing and/or Customer Care Agreements

Exhibit 9.1A      Nextel Service Pricing Structure

                              NEXTEL PARTNERS, INC.
                             JOINT VENTURE AGREEMENT

         This is the JOINT VENTURE AGREEMENT (this "Agreement"), dated as of January 29, 1999, by and among Nextel Partners, Inc., a Delaware corporation (the "Company"), Nextel Partners Operating Corp., a Delaware corporation ("Opco"), and Nextel WIP Corp., a Delaware corporation ("NWIP"). Capitalized terms used herein have the meanings set forth or cross referenced in Article 1, unless otherwise stated.

                                    RECITALS


         A. Nextel Communications, Inc. ("Nextel") through its subsidiaries operates digital networks for wireless communications services throughout the United States. Nextel's digital networks are integrated wireless systems that use a single transmission technology (iDEN, as defined below) to serve large cities throughout the United States. Nextel's wireless telecommunications service competes with, but is distinguished from, the services offered by other telecommunications companies by, among other things, features of its subscriber equipment (for example, push to talk transmission), and by its pricing structure (for example, per second billing and home rate charges).

         B. The Company and Opco have been formed to build and operate a wireless communications system using iDEN technology to provide service in certain mid-sized and smaller cities and towns throughout the United States, most of which are not presently served by Nextel.

         C. By expanding the geographic area in which such services are offered, by providing services with similar features and functions under the same national brand, and by allowing their subscribers to travel and obtain service in each other's territory, the parties intend, among other things, to make iDEN wireless communications service available to more people over a broader area.

         D. NWIP, an indirect, wholly owned subsidiary of Nextel, the Company and Opco desire to enter into this contractual joint venture to accomplish the foregoing.


                                    AGREEMENT

         NOW THEREFORE, the parties hereby agree as follows:

                                 1. DEFINITIONS

         For purposes of the Agreement, the following terms have the meanings set forth or cross referenced below:

         "Accelerated Areas" -- see Section 6.2C.

         "Agreement" -- see Preamble.

         "Affiliate" means, with respect to the specified person, any other person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such specified person; provided, that neither NWIP nor any other member of the Nextel Group shall, for purposes of this Agreement, be considered Affiliates of the Company or any of its Subsidiaries.

         "Alternate Dispute Resolution Process" means the dispute resolution process set forth in Section 12.6.

         "Analog Management Agreement" means the Management Agreement dated the same date as this Agreement between Opco and NWIP, as amended and in effect from time to time.

         "Analog Services" means wireless communications services provided by Analog Systems.

         "Analog Systems" means wireless communications systems that use analog transmission technology.

         "Arbitration Rules" -- see Section 12.7.

         "Asset Purchase Agreement" means the Asset Transfer and Reimbursement Agreement by and between Opco and NWIP, dated the same date as this Agreement, as amended and in effect from time to time.

         "Augmented Company Value" -- see Section 12.9E.

         "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934 (the "Exchange Act") (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days, but such provision of the Rules will apply only if (i) all conditions (other than payment of the purchase or acquisition price of such securities) to such person's exercise of such rights have been satisfied and (ii) such securities (if options, warrants, or similar derivatives) are "in-the-money," provided that in all cases a person shall not be deemed a Beneficial Owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, and (2) is not also then reportable on Schedule 13D under the Exchange Act.

         "best reasonable efforts," where required of a party by this Agreement or any of the Collateral Agreements, means the party will expend only such sums as are normally incidental to the performance of the relevant task, such as payment of salaries of the persons carrying out such efforts and such persons' incidental travel and other related expenses, and in no event will require the payment of any sum to any third-party from whom performance of the relevant task is sought, nor the retention or compensation of outside agents, brokers, consultants or other professionals to obtain the desired outcome.

         "Board" means the Board of Directors of the Company.

         "Build Areas" means the (i) MSAs, (ii) cities and towns with populations in excess of 20,000 people that are not otherwise included within an MSA boundary and (iii) all other rural areas, in each case, identified on
Exhibit 4.1.

         "Build Out" means the completion of the construction of a Section as described in Section 6.2A.

         "Build Site" -- see Section 6.9A.

         "Build Year" means the year by which the Build Out for any Build Area must be completed. The first Build Year shall commence on the date hereof and terminate on the day 30 days after the first anniversary of the date hereof; the second Build Year shall commence on the day after the end of the first Build Year and terminate 365 days later; and the third Build Year shall commence on the day after the end of the second Build Year and terminate 365 days later.

         "Business Objectives" -- see Section 2.7(ii).

         "Change in Control of the Company" -- see Section 4.16B.

         "Claimant" -- see Section 12.9A.

         "Collateral Agreements" means the agreements identified as the Collateral Agreements on Exhibit I.

         "Company" -- see Preamble.

         "Company Group" means the Company and its Subsidiaries.

         "Company Indemnitees" -- see Section 4.11B.2.

         "Company Transferor" -- see Section 4.14A.

         "Comparable Service Areas" or "Comparable Sections" means service areas or Sections in the Territory which are roughly equal in size and share similar topographic, population and economic characteristics including but not limited to population density, number of business customers and per capita income as service areas in the NDS territory (and vice versa).

         "Completion Notice" -- see Section 6.9B.

         "Constructed Frequencies" -- see Section 4.18A

         "Constructed Site" -- see Section 6.9D.

         "Digital Services" means wireless communications services provided by Digital Systems.

         "Digital Systems" means wireless communications systems that use digital transmission technology.

         "Election Period" -- see Section 6.2B.

         "ESMR Network" means a wide-area network of specialized mobile radio base stations that uses iDEN digital technology to provide wireless communications services including voice, dispatch, interconnected telephone and data services, using SMR Frequencies.

         "Equity" means (i) prior to the initial public offering of the Company's equity securities, shares of Series C Preferred Stock, and (ii) after the initial public offering of the Company's equity securities, shares of Class B Common Stock.

         "Equity Value" -- of a share of Equity means (i) during the first 24 months following the date hereof, the price per share of Series C Preferred Stock issued on the date hereof, compounded on a monthly basis at an annual rate of twenty percent (20%) per annum, (ii) after 24 months from the date hereof and until the common stock of the Company is traded on a national stock exchange or NASDAQ National Market (the "Interim Period"), a value set annually by the Board that is generally applicable to issuances of Equity, including, without limitation, for cash or property or for options for which the exercise price is fair market value at the date of agreement by the Company at or about the relevant time (e.g., used to set the strike price for options awarded under the Company's incentive stock option plan during such year), and (iii) after there has been an initial public offering of common stock of the Company, the arithmetic average of the closing sales price for the Company's common stock on a national stock exchange or NASDAQ National Market for the twenty trading days immediately preceding the date as of which Equity Value is to be determined. During the Interim Period NWIP has the right to challenge the value set by the Board, by giving written notice to the Company not later than the later of (a) 30 days after NWIP is notified that the Board has established a new Equity Value, or (b) 30 days after NWIP (or any other member of the Nextel Group) is notified that it is required by this Agreement to assign licenses for additional frequencies to the Company. In its notice NWIP will state its proposed Equity Value. Within 10 days after receipt of the Notice, the Company and NWIP will either mutually agree on an appraiser that will be retained and instructed to determine the value of a share of the Company's common stock for purposes of making payment with Equity as provided by Article 4, or will implement the procedures of Section 4.04 of the Shareholders' Agreement to select three appraisers. The value established by the Board and NWIP's proposed value will not be disclosed to the appraiser(s) who will be instructed to complete the valuation within 30 days. If the value determined by the appraiser(s) is closer to the value that was established by the Board, the value determined by the Board will be the Equity Value for the applicable period, and NWIP will reimburse the Company for any out-of-pocket expenses incurred by the Company in connection with determining the value (including, without limitation, any fees or expenses of the appraiser(s)). If the value determined by the appraiser(s) is closer to the value that was proposed by NWIP, the value proposed by NWIP will be the Equity Value for the applicable period, and the Company will reimburse NWIP for any out-of pocket expenses incurred by NWIP in connection with determining the value (including, without limitation, any fees or expenses of the appraiser(s)).

         "Excusable Delay" -- see Section 12.5.

         "Exhibit 4.1 Value" means, with respect to each Build Area in the Territory, the per frequency dollar value of a Useable Frequency in such Build Area as identified on Exhibit 4.1.

         "Fair Market Value" means, with respect to any frequencies, the fair market value thereof as agreed to by the parties or, if the parties fail to agree within 10 days, as determined by arbitration in accordance with Section 12.7.

         "FCC" means the Federal Communications Commission or any similar regulatory authority established in replacement thereof.

         "FCC Change of Control" means the granting or withholding of any rights, powers or obligations, that either individually or in combination, would require the approval of the FCC pursuant to Section 310(d) of the Communications Act or any of the FCC Rules or policies implementing Section 310(d).

         "FCC Rules" -- see Section 4.12C.

         "4.14 Notice" -- see Section 4.14A.

         "4.18D Frequencies" -- see Section 4.18D.

         "Frequency Acquisition Amount" means $20,439,979 on the date hereof, subject to adjustment as provided in Section 4.4 or 4.5A.

         "Frequency Delay" -- see Section 12.5.

         "Frequency Value" means:

                  (i)      for purposes of Section 4.4:

                           (A) with respect to Old Frequencies or New Frequencies owned by any member of the Nextel Group on the date hereof, the Exhibit 4.1 Value of such frequencies, and

                           (B) with respect to Old Frequencies or New Frequencies that are not owned by any member of the Company Group or Nextel Group on the date hereof, the cost to the Company or the applicable member of the Company Group or Nextel Group, as the case may be, of such frequencies (including incidental transaction costs and costs of any related assets acquired with the frequencies and conveyed to the transferee); and

                  (ii)     for purposes of Sections 4.3 and 4.14:

                           (A) with respect to frequencies owned by any member of the Nextel Group on the date hereof, the Exhibit 4.1 Value of such frequencies, and

                     (B) with respect to frequencies that are not owned by any member of the Company Group or the Nextel Group on the date hereof, the historical cost to the Company of such frequencies (including incidental transaction costs and costs of any related assets acquired with the frequencies and conveyed to the Nextel Group).

         "iDEN" means Motorola's integrated Dispatch Enhanced Network wireless communications technology, or any other successor technology designated under
Section 7.03 of the Shareholders' Agreement as such may exist from time to time and at any time during the term of this Agreement, including any Renewal Terms.

         "Improvements" -- see Section 5.3A.

         "Initial Assets" means the assets transferred to Opco by NWIP under the Asset Purchase Agreement.

         "Initial Asset Transfer" means the transfer of the Initial Assets to Opco effected pursuant to the Asset Purchase Agreement.

         "Initial Frequencies" means the frequencies covered by the Initial Licenses.

         "Initial Licenses" means the FCC licenses set forth on Schedule C to the Subscription Agreement.

         "Initial Sections" means the Sections of the Territory described as Initial Sections on Exhibit 6.

         "Initial Site Notice" -- see Section 6.9A.

         "Initial Term" -- see Section 3.1.

         "Interim Management Agreement" means the frequency Management Agreement, dated the same date as this Agreement, between NWIP and Opco, as amended and in effect from time to time.

         "Launch Criteria" -- see Section 6.3.

         "License Co." means Nextel WIP License Corp., a Delaware corporation.

         "Licensed Marks" means the "Nextel" name and the other marks licensed to Opco under the Trademark License Agreement.

         "Losses" -- see Section 4.11B.1.

         "Marketing Services Vendor" means the person that, from time to time, provides market research services and compiles customer satisfaction data for the Company or Opco and the NDS.

         "Master Site Lease" means the Master Site Lease Agreement dated the same date as this Agreement, by and between NWIP and Opco, as amended and in effect from time to time.

         "Material Breach" means, with respect to the Company, the breaches described in Section 12.2 and, with respect to NWIP, the breaches described in
Section 12.3.

         "May 20th Frequencies" -- see Section 4.18B.

         "Motorola" means Motorola, Inc., a Delaware corporation.

         "MSA" means a metropolitan statistical area as defined by the U.S. Office of Management and Budget.

         "National Accounts" -- see Section 9.3.

         "NDS" means, individually, a Nextel Subsidiary operating all or any portion of an ESMR Network in the United States and "the NDS" means, collectively, all of Nextel's Subsidiaries operating all or any portion of an ESMR Network in the United States.

         "New License" or "New Frequency" means an FCC license or SMR frequency which is acquired by the Company from a member of the Nextel Group, but does not include licenses or frequencies contributed to the Company by NWIP pursuant to Sections 4.1 and 4.2

         "Nextel" -- see Recitals.

         "Nextel Agreement" means the Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated the same date as this Agreement, among Nextel, the Company and Opco, as amended from time to time.

         "Nextel Group" means Nextel and its Subsidiaries.

         "Nextel Indemnitees" -- see Section 4.11B.1.

         "Nextel Retained Frequencies" -- see Section 4.4B.

         "Nextel Transferor" -- see Section 4.15A.

         "NWIP" -- see Preamble.

         "NWIP Call Right" has the meaning set forth in the Shareholders' Agreement and, after Section 5.1(a)(i) of the Company Amended and Restated Certificate of Incorporation becomes effective, means the NWIP Call Right as defined therein.

         "NWIP Response" -- see Section 4.3.

         "Old License" or "Old Frequency" means an FCC license or SMR frequency which was previously contributed to the Company by a member of the Nextel Group.

         "Opco"-- see Preamble.

         "Option Frequencies" -- see Section 4.2.

         "Option Licenses" -- see Section 4.2.

         "Option Sections" means the "Option Sections" on Exhibit 6 that may be added to the Territory under Section 6.2.

         "Option Territory" means, collectively, the Option Sections with respect to which the Company's rights under Section 6.2 have not expired or been exercised.

         "Partner Auction" -- see Section 4.6.

         "Partner Frequency" means an 800 MHz SMR or a 900 MHz SMR frequency owned by, licensed to or managed or used by the Company (or a Company Subsidiary).

         "person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, any pension, profit sharing or other benefit plan or trust, or other entity.

         "Recommended Systems" -- see Section 5.8.

         "Remedial Plan" -- see Section 12.1.

         "Renewal Term" -- see Section 3.1.

         "Required Services" -- see Section 6.1.

         "Required Systems" -- see Section 5.8.

         "Roaming Agreement" means the Roaming Agreement, dated the same date as this Agreement, between Opco and NWIP, as amended and in effect, from time to time.

         "SCI" -- see Section 7.3C.

         "Section" means each of the Sections identified in Exhibit 6, whether an Initial Section or an Option Section.

         "Section 4.3 Frequencies" -- see Section 4.3.

         "Service Pricing Structure" -- see Section 9.1.

         "Shareholders' Agreement" means the Shareholders Agreement, dated the same date as this Agreement, among the Company, NWIP and the other stockholders of the Company named therein, as amended and in effect, from time to time.

         "Site Acquisition Work" means, with respect to each tower site, taking the following actions in material compliance with all applicable laws: (i) obtaining from a qualified surveyor a recent (i.e. prepared or updated no more than six months before the date of the Completion Notice, if any) ground survey depicting the boundaries and areas of the site location, all easements, rights of way and other matters affecting title thereto, any improvements thereon, applicable setback lines, if any, information regarding flood plain location and any encroachments affecting the site, (ii) obtaining all building permits and FAA and FCC approvals (if any) needed to construct the tower and related assets on such site, (iii) obtaining all zoning approvals or designations necessary to construct and operate the tower and related assets on such site,
(iv) obtaining an environmental transaction screening of such site and a related report, which report shall be addressed to NWIP and to the Company, and
(v) obtaining a title commitment or abstract for the site, dated within six months of the Completion Notice (if any), provided that the Company will not be penalized for failure to comply with (i) - (iv) above to the extent that the average level of compliance achieved by the NDS during the same relevant period does not exceed the level of the Company's compliance.

         "SMR Frequencies" means 800 MHz specialized mobile radio frequencies.

         "Special Option Sections" means those Option Sections designated as "Special Option Sections" on Exhibit 6.

         "Subsidiary" of a specified person means a corporation, partnership, limited liability company or other entity in which the specified person directly or indirectly owns or controls the shares of stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

         "Substantial Agreement" means each of the Collateral Agreements except the Transition Services Agreement and the Analog Management Agreement.

         "swaps" -- see Section 4.8.

         "Switch Sharing Agreement" means the Switch Sharing Agreement, dated the same date as this Agreement, between Opco and NWIP, as amended and in effect from time to time.

         "Territory" means, at the date hereof, the Initial Sections, and, if and when the Company elects to add Option Sections under Section 6.2, will include such Option Sections, and will also include or exclude, from time to time, as the case may be, Sections or service areas that are removed or returned pursuant to Section 6.2C or 6.2D.

         "Total Common Equity" of the Company means, as of any day of determination, the product of (i) the aggregate number of shares of fully diluted common stock of the Company on such day and (ii) the average closing price of such common stock over the 20 consecutive trading days immediately preceding such day. If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of such Board.

         "Trademark License Agreement" means the Trademark License Agreement, dated the same date as this Agreement, between NWIP and Opco, as amended and in effect from time to time.

         "Transaction Documents" means the agreements or instruments identified on Exhibit I.

         "Trigger Point" -- see Section 5.7B.

         "Upper 200" -- see Section 4.8.

         "Useable Frequency" with respect to each type of Build Area has the meaning specified in Exhibit 4.1.

         "Voting Stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "VPN" -- see Section 11D.

         "Year One Build Areas" are the areas identified with the number "1" in the "PTNR Build Year" column of Exhibit 6.

                            2. OPERATING ARRANGEMENTS

          2.1 The Company will be responsible for the construction and ongoing operation of an ESMR Network in the Territory. Except as otherwise required by this Agreement or any Collateral Agreement, the Company's responsibilities include, without limitation, the following activities in the Territory:

               A. Planning, supervising, and monitoring the Build Out of the local ESMR Network;

               B.       RF design work;

               C. Securing site leases or other similar real property rights to install and maintain cell sites;

               D. Acquiring and deploying the infrastructure equipment (essentially cell sites);

               E. Securing adequate financing for capital expenditures and working capital;

               F. Provisioning necessary telco facilities to connect to the national ESMR Network of the NDS;

               G. Ongoing maintenance and operation of local cell sites and telco facilities;

               H.       Local area advertising and marketing;

               I.       Local sales and customer support;

               J. Fulfillment, billing, collections, customer care, accounting, equipment and systems monitoring and other standard general and administrative functions;

               K. Preserving and maintaining FCC licenses to use SMR Frequencies held by the Company (or any of its Subsidiaries); and

               L. Clearing of the upper 200 SMR Frequencies to create contiguous spectrum, so long as Nextel is acting under Section 4.8.

          2.2 Territory. Exhibit 6 identifies (i) the Initial Sections; (ii) the Option Sections that may be added to the Territory under Section 6.2; (iii) the Build Areas in each Section; and (iv) the Build Year by which the Build Out for Build Areas must be completed.

          2.3 Exclusivity. NWIP will cause the Nextel Group to recognize the Company's exclusive right, subject to the next sentence, to build and operate an ESMR Network and to provide wireless communications services in the Territory and, until the Company's right to include the Option Sections in the Territory has expired, in the Option Sections. The Company's exclusive right is subject to the rights of NWIP and other members of the Nextel Group set forth in Sections 2.4A, B, and C, 6.2C and D, 8.2, 8.4, 8.6, 8.8, 9.2 (the last sentence), 9.3, 9.5, 10.3, 11, 12.1, 12.4 of this Agreement, and Sections 2.1
(a) and 2.2(c) of the Roaming Agreement and to any other exceptions to or limitations on such exclusive rights as may be agreed to in writing with any required approval of the Board (or the Board of Directors of a relevant Subsidiary) from time to time after the date hereof between the Company, Opco or any other Company Subsidiary, on the one hand, and NWIP or any other member of the Nextel Group, on the other.

         2.4  Nextel Operations.

               A. Except to the extent required to satisfy its obligations under Section 4.18, NWIP has no obligation to contribute, assign, or otherwise transfer to the Company any rights or assets of the Analog Systems or Analog Services in the Territory (nor Analog Services customer revenue nor Analog Systems fixed assets) nor, subject to 2.4D, any non-800 MHz frequencies, other assets or contracts.

               B. No member of the Nextel Group may operate Digital Systems or provide Digital Services in the Territory using 800 MHz frequencies, except as permitted by Sections 12.1 and 12.4. The Nextel Group may operate Analog Systems and provide Analog Services in the Territory and the Option Territory using 800 MHz frequencies, provided that such Analog Systems and Analog Services (1) are not operated or offered under any of the Licensed Marks or any similar branding or product or service identification and (2) do not involve the use of iDEN or any other digital transmission technology with respect to 800 MHz.

               C. Subject to Section 2.4D, the Nextel Group may operate Digital Systems and provide Digital Services in the Territory and the Option Territory using non-800 MHz frequencies, provided that such Digital Systems and Digital Services (1) are not operated or offered under any of the Licensed Marks or any similar branding or product or service identification,
(2) do not involve the use of iDEN or any other digital transmission technology with respect to 800 MHz frequencies and (3) do not offer interconnection with landline telecommunications providers.

               D. NWIP and the Company shall negotiate in good faith with each other (and with any relevant third parties) to reach agreement on arrangements whereby the Company would be permitted to have the first right to own and operate any business that proposes to use or manage the use of 900 MHz frequencies in the Territory and/or in the Option Territory. If the Company, NWIP and any relevant third party are unable to reach a mutually satisfactory agreement on such arrangements within 90 days after the start of negotiations, NWIP, another Nextel Subsidiary or such third party may operate the business using or managing the use of 900 MHz frequencies licensed to one or more members of the Nextel Group, but only in compliance with Section 2.4C, and the terms of the arrangements between NWIP or any other Nextel Subsidiary and any such third party are not, taken as a whole, more favorable to such third party than the terms offered to the Company. For a period of 365 days after the conclusions of negotiations with the Company, the business using or managing the use of the 900 MHz frequencies shall not be sold or otherwise transferred to any third party on terms that are, taken as a whole, more favorable to such third party than the terms that were offered to the Company.

          2.5 Sufficient of Rights. During the period that any of the Collateral Agreements is in force, NWIP will obtain from the relevant member of the Nextel Group the ownership, leasehold, or other authorized use rights of any NDS that are needed by NWIP to perform its obligations under each such Collateral Agreement that is in force.

          2.6  Nondiscrimination; Standard of Care.

               A. All products, services and systems that NWIP is required to make available to the Company pursuant to this Agreement and the Collateral Agreements will (1) except as provided herein or therein, be the same products, services and systems provided to or used by the NDS, and (2) be made available to the Company in the manner and on the schedule and at the same service levels as provided to or used by the NDS. NWIP will provide or cause to be provided to the Company all such products, services, and systems, and will otherwise deal with the Company under this Agreement and the Collateral Agreements in a manner that does not discriminate against the Company in favor of the NDS, but, except as otherwise provided in this Agreement or the Collateral Agreements, no member of the Nextel Group is required to provide any product, service, or system, or take any action for or on behalf of the Company or any of its Subsidiaries that is not provided to or taken for the NDS. Neither NWIP nor any member of the Nextel Group will be liable for damages, or shall be subject to any claim for monetary recovery against or from them, under this Agreement or any Collateral Agreement with respect to such products, services or systems unless there has been negligence or wilful misconduct in providing (or failing to provide) such products, services or systems and where such damages or monetary recoveries are allowed, the limitations of Section 12.9F will be applicable.

               B. To the extent that, as provided herein and in the Collateral Agreements, the Company in designing, constructing, operating and maintaining the ESMR Network in its Territory is required to comply with requirements, procedures and standards in effect from time to time and applicable generally to the corresponding activities relating to the NDS ESMR Network, NWIP will communicate to the Company such requirements, procedures and standards at the same time and in substantially the same manner as such requirements, procedures and standards are communicated to the NDS (which may be in writing or may be by presentation or discussion at meetings).

               C. The Company acknowledges that the products, services, and systems used by the NDS were designed and are operated and maintained for their businesses, and that the NDS expect to continue to develop, operate and maintain their products, services and systems for their businesses. If the products, services and systems made available to the Company are provided as stated in Section 2.6A and B, and those products, services or systems are not as effective in the Company's businesses as they are in the businesses of the NDS, NWIP will not be in violation of the terms of this Agreement or any of the Collateral Agreements with respect to any such reduced effectiveness.

               D. If NWIP is required under this Agreement or any of the Collateral Agreements to provide or cause to be provided to the Company products, services or systems that are materially different from or not provided to the NDS, neither NWIP nor any member of the Nextel Group will be liable for damages, or shall be subject to any claim for monetary recovery against or from them, under this Agreement or any Collateral Agreement with respect to such products, services or systems unless there has been gross negligence or wilful misconduct in providing (or failing to provide) such products, services or systems and where such damages or monetary recoveries are allowed, the limitations of Section 12.9F will be applicable.

               E. Except as otherwise provided herein or a Collateral Agreement, the schedule for the Company's implementation of, or compliance with, the requirements, procedures and standards of the NDS will be the schedule in effect at the relevant time and applicable generally to the NDS.

               F. No claim can be made or relief sought for the Company's violation of this Agreement or any Collateral Agreement to the extent that the Company's compliance with the requirements, procedures, and standards that apply to the NDS, equals or exceeds the compliance achieved by the NDS generally.

          2.7  Special NWIP Approval Rights.

               No action by the Company, License Co., Opco or any other Subsidiary (including but not limited to any action by the Board or any committee thereof or the board of directors or any committee thereof of the relevant Subsidiary) shall be taken after the date hereof with respect to any of the following matters without the prior written approval (which shall be given or withheld within 30 days of the Company's written request therefor) of the NWIP Designee (as defined in the Shareholders' Agreement), provided, that
(a) approval by the NWIP Designee of the matters referred to in paragraph (ii) below will no longer be required on the earlier of the date on which (x) NWIP transfers any Shares (as defined in the Shareholders' Agreement) owned by NWIP as of the date hereof to a Person (other than the Company) that is not a "Permitted Transferee" under the Shareholders' Agreement and (y) the NWIP Call Right expires and (b) approval by the NWIP Designee (as defined in the Shareholders' Agreement) of the matters referred to in this Section 2.07 will no longer be required if the Nextel Shareholders transfer their Shares (as defined in the Shareholders' Agreement) pursuant to Section 3.08 of the Shareholders' Agreement:

               (i) any material change in the technology used by the Company;

               (ii) any decision to expand or to broaden the scope of the Company's business beyond building and operating an ESMR digital mobile communications network in the Territory including any decision to make any acquisition other than 800 MHz or 900 MHz frequency licenses (the "Business Objectives");

               (iii) any modification or change in the Business Objectives that is inconsistent with the Company's or any of its Subsidiaries' duties and obligations under this Agreement or any of the Transaction Documents; or

               (iv) any sale, exchange or other disposition of all or substantially all of the assets of the Company; or

               (v) the entering into any agreement or series of agreements the terms of which would be materially altered if Nextel or NWIP either exercised or elected not to exercise its right to acquire the relevant Company Capital Stock (as defined in the Shareholders' Agreement) under Sections 3.05, 3.07, 4.01, 4.02, 5.03, 7.03 or 7.04 of the Shareholders' Agreement or otherwise acquired beneficial ownership of a majority of the outstanding or Fully Diluted (as defined in the Shareholders' Agreement) shares of the Company Capital Stock.

                                     3. TERM

          3.1 Initial Term; Renewal Terms. The term of this Agreement is for an initial term of ten years, plus an additional time period equal to the period of any postponement of the NWIP Call Right under Section 4.02(a) of the Shareholders' Agreement (the "Initial Term"), and is subject to renewal for up to four additional ten-year terms (each, a "Renewal Term") at the Company's option exercisable by providing 180 days' written notice prior to the end of the Initial Term or any Renewal Term. Any extension of the Initial Term of this Agreement or any renewal of this Agreement for a Renewal Term will automatically extend and continue the terms of the Collateral Agreements so that (unless the arbitrators have determined pursuant to Section 12.9D, that the Trademark License Agreement should be terminated) the term of those agreements are the same as this Agreement. Either the Company or NWIP may terminate the Collateral Agreements at any time upon or after termination of this Agreement (unless the arbitrators have determined pursuant to Section 12.9D that the Trademark License Agreement should continue).

                           4. FREQUENCIES AND LICENSES

          4.1  Contribution of Licenses in Initial Sections.

               A. Prior hereto, members of the Nextel Group have assigned to License Co. the Initial Licenses. On the date hereof, NWIP is filing with the FCC an application for approval to permit the Company to acquire all of the outstanding capital stock of License Co. Pending FCC approval of the transfer of the License Co. stock to the Company, NWIP has agreed to grant to the Company certain rights to manage the use of the Initial Frequencies, subject to the terms and conditions of the Interim Management Agreement being entered into on the date hereof. In consideration for, among other things, entering into the Interim Management Agreement, the Company is issuing shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company to NWIP pursuant to the Subscription and Contribution Agreement, in an aggregate amount equal to the aggregate Exhibit 4.1 Value of the Initial Frequencies (that are identified on Exhibit 4.1). Upon FCC approval for the transfer of the stock of License Co. to the Company, License Co. will become a wholly owned Subsidiary of the Company and the Interim Management Agreement will terminate in accordance with its terms.

               B. The parties will use their respective reasonable best efforts to obtain FCC approval for the transfer of control of License Co. to the Company and (if applicable) the arrangements contemplated by the Transaction Documents as in effect on the date hereof.

               C. Within 60 days after such FCC approval is granted, the Company will notify NWIP of the number of Useable Frequencies that License Co. is licensed to use in each Build Area of the Initial Sections. In the event of any discrepancy between such number of Useable Frequencies and the number of Useable Frequencies to which the Company is entitled as set forth on Exhibit
4.1 which discrepancy is not the result of the matters described in Part I of Exhibit D to the Subscription and Contribution Agreement (identified on Exhibit
I), the parties
will promptly make such filings and take such other actions as are necessary to ensure that License Co. is licensed to use the number of Useable Frequencies set forth on Exhibit 4.1 (but no more than that).

               D. If, as a direct result of the ultimate outcome (including any judicial review or appeals) of Case No. 95F 860 that is identified in Part II of Schedule D to the Subscription and Contribution Agreement, the Company loses the right to an Initial Frequency (a "Chadmoore Lost Frequency"), then at the Company's request (delivered to NWIP within sixty
(60) days after such ultimate outcome), NWIP will (or will cause the appropriate member of the Nextel Group to) make such filings and take such other actions as are necessary so that, for each Chadmoore Lost Frequency in any Build Area, the Company receives in replacement therefor a Nextel Retained Frequency in that Build Area (so long as any Nextel Retained Frequency is available in that Build Area). If there are not sufficient Nextel Retained Frequencies in a Build Area to replace all Chadmoore Lost Frequencies in that Build Area, then at the Company's request, NWIP will (or will cause the appropriate member of the Nextel Group to) make such filings and take such other actions as are necessary to transfer to the Company Nextel Retained Frequencies in any other Build Area for the Lost Chadmoore Frequencies being replaced so long as the Exhibit 4.1 Value of such Nextel Retained Frequencies is equal to or less than the Exhibit 4.1 Value of Lost Chadmoore Frequencies being replaced (any Nextel Retained Frequency so acquired, a "4.1D Frequency"). NWIP shall have no further obligations under this Section 4.1D and shall have no other liability or obligation in respect of or otherwise connected with any Chadmoore Lost Frequency upon the earlier to occur of (i) all Chadmoore Lost Frequencies being replaced pursuant to this Section 4.1D and
(ii) no Nextel Retained Frequency having an Exhibit 4.1 Value equal to or less than the Chadmoore Lost Frequencies that have not been replaced.

          4.2 Contribution of Licenses in Option Sections. If the Company elects to include any Option Section in the Territory pursuant to Section 6.2, NWIP will, within 30 days thereafter, cause appropriate applications to be filed with the FCC for the approval of the assignment to License Co. of licenses (the "Option Licenses") for that number of Useable Frequencies for each Build Area within such Option Section as set forth on Exhibit 4.1 (the "Option Frequencies"). Pending FCC approval of any such assignment, NWIP will, if the Company so requests, grant to License Co. the right to manage the use of the Option Frequencies, subject to the terms and conditions of a management agreement in substantially the form of the Interim Management Agreement, such grant to be made on or prior to the date of filing of the transfer applications with the FCC. Upon the earlier of the granting of FCC approval of the assignment of the Option Licenses to License Co. or, if applicable, the granting by NWIP of management rights with respect to the Option Frequencies, the Company will issue to NWIP a number of shares of Equity equal to the aggregate Exhibit 4.1 Value of such frequencies divided by the Equity Value on the date hereof, as appropriately adjusted for stock splits and combinations, stock dividends and the like.

          4.3  Other Acquisitions of Licenses from Nextel Group.  If the
Company requires frequencies in any Build Area in the Territory in addition to the Initial Frequencies or Option Frequencies in such Build Area, the Company may ask NWIP whether any member of the Nextel Group is licensed to use any frequencies in such Build Area. NWIP will respond to such request within 30 days, indicating the number and its estimate of the fair market value of any such frequencies. Within 10 days after receiving NWIP's response (the "NWIP Response"), the Company may notify NWIP of the frequencies that it wants to use (the "Section 4.3 Frequencies"). Within 30 days after receipt of such notice, NWIP will cause appropriate applications to be filed with the FCC for the approval of the assignment to License Co. of licenses for the Section 4.3 Frequencies in such Build Area. Pending FCC approval of such assignment, NWIP will, if the Company so requests, grant to License Co. the right to manage the use of the Section 4.3 Frequencies, subject to the terms and conditions of a management agreement in substantially the form of the Interim Management Agreement, such grant to be made on or prior to the date of filing of the assignment applications with the FCC. Notwithstanding the foregoing, NWIP will not be obligated to assign any such license, or to grant to License Co. the right to manage the use of any such Section 4.3 Frequency, that is being used by the Nextel Group to provide Analog Services, prior to 180 days following the date of the Company's request. Upon the earlier of the granting of FCC approval of the assignment of such licenses to License Co. or, if applicable, the granting by NWIP of management rights with respect to the Section 4.3 Frequencies, the Company will (i) issue to NWIP a number of shares of Equity equal to the aggregate Fair Market Value of the Section 4.3 Frequencies divided by the Equity Value on the date of issuance or (ii) assign to NWIP, in accordance with Section 4.4, Old Licenses for frequencies with an aggregate Frequency Value equal to the aggregate Frequency Value of the Section 4.3 Frequencies; provided, that the issuance of shares by the Company or the assignment of licenses by License Co., and the assignment of licenses or granting of management rights by NWIP, will take place simultaneously and will be delayed until the aggregate Fair Market Value of the Section 4.3 Frequencies is determined.

          4.4 Swaps and Exchanges of Licenses with Nextel Group. In lieu of issuing Equity in consideration for licenses as provided in Section 4.3, the Company may elect to assign Old Licenses for Old Frequencies to NWIP in exchange for New Licenses for New Frequencies, in accordance with the following provisions:

               A. If the Frequency Acquisition Amount is greater than zero (after giving effect to any proposed license or frequency exchange pursuant to this Section 4.4), the Company may exchange an Old Frequency in any Build Area for a New Frequency in the same or any other Build Area without NWIP's consent or approval.

               B. After the Frequency Acquisition Amount has been reduced to zero, the Company shall have the right to exchange:

                    1. for a New Frequency in any Build Area, an Old Frequency in the same Build Area:

                         a.      without the consent of NWIP, if the Old
Frequency has substantially the same coverage characteristics as the New Frequency, and

                         b.      with the consent of NWIP not to be
unreasonably withheld, if the Old Frequency does not have substantially the same coverage characteristics as the New Frequency; and

                    2. for a New Frequency in any Build Area, an Old Frequency in a different Build Area, with the consent of NWIP not to be unreasonably withheld, if the New Frequency is licensed to any member of the Nextel Group (other than License Co.) on the date hereof. Exhibit 4.4 lists the frequencies that are licensed on the date of this Agreement to a member of the Nextel Group (other than License Co.) (the "Nextel Retained Frequencies").

               C. For any exchange, the Company shall cause appropriate applications to be filed with the FCC for the approval of the assignment to NWIP (or another member of the Nextel Group designated by NWIP) of such Old Licenses. Pending FCC approval of such assignment, the Company will, if NWIP so requests, or will cause License Co. to, grant to NWIP (or such other member of the Nextel Group) the right to manage the use of the frequencies subject to such Old Licenses, subject to the terms of a management agreement in substantially the form of the Interim Management Agreement, such grant to be made on or prior to the date of filing of the assignment applications with the FCC.

               D. For any exchange, the aggregate Frequency Value of the Old Frequencies being exchanged, together (if necessary) with Equity issued to NWIP pursuant to Section 4.3, must be equal to the aggregate Frequency Value of the New Frequencies being acquired.

               E. For any exchange, the Frequency Acquisition Amount, if not already zero, will be reduced by an amount equal to the aggregate Frequency Value of the Old Frequencies being exchanged.

          4.5  Acquisitions of Licenses from Third Parties.

               A. The Company may acquire FCC licenses for frequencies from third parties on such terms as the Company and such third parties may agree, and the Company will pay the purchase price of such licenses and otherwise be responsible for such acquisitions; provided, that so long as the Frequenc Acquisition Amount has not been reduced to zero (after giving effect to any transaction pursuant to this Section), the provisions of this Section 4.5A will apply. At the closing of any such acquisition, (i) NWIP will pay the purchase price of such licenses to the extent of any remaining Frequency Acquisition Amount (or any portion thereof properly specified by the Company) to the Company or (at the Company's request) directly to the third party seller, whereupon the Frequency Acquisition Amount will be reduced by the amount of such payment, (ii) the third party seller will assign such licenses to License Co. and (iii) License Co. will assign to NWIP (or another member of the Nextel Group designated by NWIP) Old Licenses for Old Frequencies in any Build Area with an aggregate Exhibit 4.1 Value equal to the purchase price (or portion thereof) paid by NWIP under clause (i) above. The Company will give NWIP at least 10 days' notice of any such closing, and it will be a condition precedent to NWIP's obligations under this Section that the FCC shall have granted approval for the assignment of licenses to NWIP under clause (iii) above.

               B. The Company and NWIP will coordinate their frequency acquisition efforts, among other reasons, to avoid conflict with NWIP's activities under Section 4.8. If any party becomes aware that licenses are available for acquisition in the Territory or the Option Territory, it will promptly notify the other party. For 90 days thereafter, the Company, upon notice to NWIP of its intent to acquire such licenses, will have the exclusive right to negotiate with the prospective seller of such licenses. If the Company elects not to pursue the acquisition of such licenses, it will promptly notify NWIP, whereupon any member of the Nextel Group may acquire such licenses.

          4.6 Frequency Auctions. NWIP will have the right to participate in any FCC auction of licenses for frequencies (whether or not in the 800 MHz frequency band and whether in the Territory or elsewhere in the United States) and may assign such right to any other member of the Nextel Group. The Company will have the right to participate in any FCC auction of licenses for 800 MHz or 900 MHz frequencies in the Territory (a "Partner Auction") either with NWIP or NWIP's assignee (collectively referred to in this Section 4.6 as "NWIP") or independently if NWIP elects not to participate. If both NWIP and the Company desire to participate in a Partner Auction, NWIP and the Company will enter into a consortium agreement to form an auction consortium to bid on and fund the purchase of any auction licenses in the Territory acting in accordance with FCC Rules. In the consortium agreement, the Company will control the bidding and have the right to fund 100% of the auction cost (in which case License Co. will be the licensee of any license awarded in the auction). If the Company elects to withdraw from the auction, or from bidding on any individual auction license, NWIP will have the right to assume control of the bidding and fund the cost of the auction (or individual auction license(s), as the case may be) independent of the Company, in which case NWIP (or another member of the Nextel Group) will be the licensee of any such license awarded in the auction.

          4.7  Cooperation.

               A. NWIP and the Company will cooperate so that, to the maximum extent possible, those frequencies of each Nextel Subsidiary that become Partner Frequencies are clear from co-channel interference and existing analog customers.

               B. NWIP, on behalf of the NDS, and the Company (on behalf of itself and its Subsidiaries) will cooperate with respect to the use of frequencies along border areas between the NDS ESMR Network and the ESMR Network in the Territory, to make efficient use of spectrum, to preserve both parties' rights as incumbent licensees 22DBU service contours and facilitate roaming by subscribers using either party's service. Such cooperation will include, among other things, agreements between the parties (or their relevant Subsidiaries) to co-channel short spacing to make efficient use of spectrum.

          4.8 Transactions to Create Continguous Spectrum. The Company will use its reasonable best efforts and will expend commercially reasonable funds to achieve contiguous spectrum in the upper 200 block of the SMR Frequency spectrum (the "Upper 200") in the Territory. The Company hereby engages NWIP, and NWIP hereby accepts such appointment, to act as the exclusive agent of the Company to negotiate transactions that, by exchanges of frequencies ("swaps") or by other arrangements will give the Company (as licensee) the benefit of additional frequencies in the Upper 200. The Company will make available for possible exchange all Partner Frequencies that are outside the Upper 200, except for frequencies that are then required in the existing or contemplated operation of the ESMR Network in the Territory. NWIP will report to the Company in writing the proposed terms of any such arrangement or transaction (including, without limitation, any costs, and the number, location, and precise frequencies of the Company that are subject to any such transaction), which terms will be subject to approval by the Company. The Company (or one or more of its Subsidiaries, and not NWIP or any member of the Nextel Group) will (i) directly enter into exchange or other transactions affecting frequencies licensed to the Company, (ii) be responsible for any amounts payable to the relevant third party, and reasonable out-of-pocket costs or expenses of NWIP, associated with the exchange or other transaction, and
(iii) be entitled to the benefit of the frequencies obtained in the Upper 200 as a result of such transaction or arrangement.

          4.9  Nextel Analog Operations.

               A. The Company will be responsible for the migration of any analog customers from frequencies being used in the Company's ESMR Network as deemed necessary by the Company. If the Company elects to migrate any such analog customers, the Company will contract with NWIP to provide migration management services for a one time fee of $20 per analog unit. Such services would include, at the Company's request, the mailing of letters to the affected analog customers stating the terms under which such customers could migrate to the Company's ESMR Network. The Company will be responsible for all normal costs (such as trade-in allowances, subsidies, loading expenses, analog unit returning or refurbishment expenses) associated with any such offers to or migration of such analog customers, and NWIP will not be entitled to any commission if such customer is moved to the Company's ESMR Network. NWIP will be responsible for the operation of the affected analog system in the Territory during the migration process. Costs, expenses, liabilities and similar amounts incurred by reason of claims asserted by such analog customers who have been identified for migration, or by reason of actions taken by such customers to delay or prevent such migration, shall be divided between and borne equally by the Company and NWIP.

               B. The Company has the right to solicit any analog customer of any Nextel Subsidiary in the Territory who is not otherwise affected by frequency migration under Section 4.9A. If the Company converts any such customer to the Company's ESMR Network, the Company will pay NWIP a one time fee of $150 per unit as compensation for such customer.

               C. Under the Analog Management Agreement, Nextel Subsidiaries will be entitled to operate Analog Systems and offer Analog Services
(on a basis consistent with Section 2.4B) using any frequencies licensed to License Co. (or another member of the Company Group) that are not then being used in the ESMR Network in the Territory.

          4.10  Reserved.

          4.11  Compliance with FCC Rules.

               A. General. Subject to Section 4.12, the Company will be responsible for complying with FCC Rules relating to all Partner Frequencies. The Company will also be responsible for complying with all FCC or state mandated programs (including, without limitation, federal universal service fund, enhanced 911, telecommunications relay services for the hearing impaired, local number portability, potential "calling party pays" services, and potential priority access services), and for paying all applicable fees, surcharges or taxes, applicable to or arising out of the Company's operations in the Territory. Subject to Section 4.12, NWIP will be responsible for complying with FCC Rules relating to any frequencies used by any Nextel Subsidiary as part of its analog operations in the Territory.

               B.   Indemnification.

               1. Except as provided in Section 4.12, the Company and Opco will, jointly and severally, indemnify and hold harmless NWIP and the other members of the Nextel Group, and their respective directors, officers, shareholders, employees and agents (collectively, the "Nextel Indemnitees"), from and against any and all claims, liabilities, damages, losses and costs ("Losses") that arise under FCC Rules from the conduct of business activities or other use of Partner Frequencies by any member of the Company Group in a manner contrary to law or to such indemnifying party's contractual obligations, except to the extent that any such Losses arise out of or result from the gross negligence or willful misconduct of any Nextel Indemnitee.

               2. Except as provided in Section 4.12, NWIP will indemnify and hold harmless the Company and Opco and the other members of the Company Group, and their respective directors, officers, shareholders, employees and agents (collectively, the "Company Indemnitees"), from and against any and all Losses that arise under FCC Rules from the conduct of business activities or other use of frequencies licensed, managed or otherwise used by any member of the Nextel Group in a manner contrary to law or to such indemnifying party's contractual obligations, except to the extent that any such Losses arise out of or result from the gross negligence or willful misconduct of any Company Indemnitee.

                  C. Construction. Except as provided in Section 4.18, the Company will have the obligations described in Article 6 with respect to all frequencies in its ESMR Network consistent with the Build-Out schedule of
Exhibit 6, and the Company will be responsible for any construction of Partner Frequencies required by the FCC Rules. NWIP may from time to time require the Company to utilize frequencies that are not Partner Frequencies in the Company's ESMR Network to comply with FCC Rules. In such event, NWIP will grant to License Co. the right to manage the use of such frequencies under a management agreement in substantially the form of the Interim Management Agreement. The Company will not be required to pay any additional consideration to NWIP for managing the use of such included frequencies. NWIP will have the right at any time upon ten business days' notice to amend such management agreement so that such included frequencies are no longer subject to its terms, except that the Company can acquire such frequencies if the Company so notifies NWIP of its intention to acquire such frequencies pursuant to Section 4.3 prior to the expiration of such ten business days.

          4.12 FCC Proceedings.

               A. Obligations of Nextel Group. As licensee, NWIP (or another member of the Nextel Group) will represent License Co. (or other members of the Company Group) before the FCC with respect to any matters relating to the licenses for frequencies subject to the Interim Management Agreement (or any other management agreement between NWIP as licensee and a member of the Company Group as manager) and will have authority and responsibility for FCC correspondence and filings with respect to such licenses. NWIP will timely provide copies of such FCC correspondence and filings to the Company and will provide a full and comprehensive flow of information on such matters to the Company in consultation with, and with the cooperation and participation by the Company, on any issues related to the Interim Management Agreement or any other Collateral Agreements. The Company will timely provide information to NWIP necessary for NWIP to make such FCC filings. NWIP (or another member of the Nextel Group) will have primary responsibility for interacting with the FCC, in consultation with, and with the cooperation and participation by the Company on any issues related to frequencies that are subject to the Interim Management Agreement (or any other management agreement between NWIP as licensee and a member of the Company Group as manager). NWIP will pay any costs (including any fines) related to any FCC inquiries or actions related to any breach by any member of the Nextel Group of its obligations under this Section 4.12A.

               B. Obligations of Company Group. As licensee, the Company (or a Company Subsidiary) will represent NWIP (or other members of the Nextel Group) before the FCC with respect to any matters relating to the licenses for frequencies subject to the Analog Management Agreement (or any other management agreement between NWIP as manager and a member of the Company Group as licensee) and will have authority and responsibility for FCC correspondence and filings with respect to such licenses. The Company will timely provide copies of such FCC correspondence and filings to NWIP and will provide a full and comprehensive flow of information on such matters to NWIP in consultation with, and with the cooperation and participation by NWIP, on any issues related to the Analog Management Agreement or any such other management agreement. NWIP will timely provide information to the Company necessary for the Company to make such FCC filings. The Company (or a Company Subsidiary) will have primary responsibility for interacting with the FCC, in consultation with, and with the cooperation and participation by NWIP (or other members of the Nextel Group) on any issues related to frequencies that are subject to the Analog Management Agreement (or any other management agreement between NWIP as manager and a member of the Company Group as licensee). The Company will pay any costs (including any fines) related to any FCC inquiries or actions related to any breach by any member of the Company Group of its obligations under this Section 4.12B.

               C. No Unauthorized Change of Control. The parties intend that this Agreement, either alone or together with the other Collateral Agreements, not (i) create an unauthorized FCC Change of Control or (ii) otherwise violate the statutes, rules or regulations administered by the FCC (collectively, "FCC Rules"). If the FCC formally or informally advises any party that the terms of the Interim Management Agreement, the Analog Management Agreement or any other management agreement executed pursuant to this Agreement, either alone or together with the terms of any of this Agreement or the Collateral Agreements, constitute in whole or in part, an unauthorized FCC Change of Control, then such party will promptly notify the other party, and NWIP and the Company will negotiate (i) to resolve the FCC concerns or directives to the satisfaction of NWIP, the Company and the FCC, and (ii) to the extent necessary, modify the terms of any management agreement then in effect between them or this Agreement or any other Collateral Agreements in a manner most consistent with the arrangements described herein or therein.

          4.13  Transfer Restrictions.

               A. Except as contemplated by this Agreement, the Company will not (and will not permit any Subsidiary to) make any direct or indirect sale, exchange, assignment, pledge, transfer or other disposition, in whole or in part, of (i) ownership interests in any Company Subsidiary that holds licenses for Partner Frequencies or (ii) licenses for, or other rights to use or to manage the use of, Partner Frequencies. Notwithstanding the provisions of the foregoing sentence, the Company and its Subsidiaries may (i) pledge ownership interests in any Company Subsidiary that holds licenses for Partner Frequencies, grant a security interest in licenses held by any member of the Company Group, and collaterally assign rights to use or to manage the use of Partner Frequencies, in each case to senior lenders to the Company or Opco that have granted to members of the Nextel Group the rights described on Exhibit 4.13 (or other rights as NWIP may agree), (ii) in connection with joint ventures in which it participates in the Territory, grant rights to use or to manage the use of Partner Frequencies on terms consistent with the provisions of this Agreement (including without limitation this Section 4.13 and Section 4.14) and the other Collateral Agreements, and (iii) subject to NWIP's rights under Section 4.14, sell, transfer or otherwise dispose of 4.1D Frequencies.

               B. Except as contemplated by this Agreement, NWIP will not (and will not permit any member of the Nextel Group to) make any direct or indirect sale, exchange, assignment, pledge, transfer or other disposition, in whole or in part, of (i) ownership interests in any member of the Nextel Group that holds licenses for frequencies or (ii) licenses for, or other rights to use or rights to manage the use of, frequencies, in each case that are (at the time of such disposition) subject to the Interim Management Agreement or any other management agreement with members of the Company Group.

          4.14  NWIP Right of First Refusal.

               A. If any member of the Company Group (a "Company Transferor") proposes to assign, directly or indirectly, a license for any frequency in the Territory to a Person other than another member of the Company Group, the Company Transferor must give NWIP written notice (the "4.14 Notice") stating
(i) the name and address of the proposed transferee, (ii) a description of the license and frequency being transferred, (iii) a representation that the proposed transferee has been informed of the right of first refusal provided in this Section 4.14 and has agreed to be bound by its terms, (iv) a complete copy of any related documents, and (v) a description of any common ownership or other relationships between any member of the Company Group and the proposed transferee and its Affiliates.

               B. For a period of 30 days after delivery of the 4.14 Notice, NWIP has the right to elect to purchase the license described in the 4.14 Notice on the terms stated in this Section 4.14B. To exercise this right, NWIP must deliver to the Company Transferor within such 30-day period a notice stating that NWIP is irrevocably exercising its option to acquire the licenses for a purchase price equal to the purchase price to be received from the proposed transferee or, if less, the aggregate Frequency Value of the frequencies subject to the license. If NWIP makes such election, within 30 days thereafter the Company will cause the appropriate filings to made with the FCC to assign to NWIP (or another member of the Nextel Group) such licenses, and the purchase and sale will close within 45 days after FCC approval of the assignment of such license is obtained. If the license covers a 4.1D Frequency, then NWIP will pay the purchase price in cash. If the license does not cover a 4.1D Frequency, the purchase price will be paid, at NWIP's election, in shares of Company capital stock (other than Series B Preferred Stock) valued at the Equity Value or in shares of Nextel common stock (valued at the average closing price of Nextel common stock for the ten trading days preceding the date of delivery), or in cash. If payment of the purchase price in shares of Series C or D Preferred (or Class B Common Stock) would violate covenants of, or create an event of default or result in other adverse consequences under any agreement for money borrowed to which the Company is a party, the purchase price for frequencies that are not 4.1D Frequencies may be paid in shares of Series B Preferred valued at the fair market value of such Series B Preferred.

               C. If NWIP does not irrevocably elect to acquire any license described in the 4.14 Notice within such 30-day period, the Company Transferor may assign such license to the transferee identified in the 4.14 Notice, on terms that are no more favorable to the proposed transferee than those described in the 4.14 Notice, so long as the application to transfer such license is filed with the FCC within 60 days after delivery of the 4.14 Notice to NWIP.

               D. NWIP's rights under this Section 4.14 terminate upon the consummation of a Section 3.08 Sale (as defined in the Shareholders' Agreement) or a Section 5.5 Sale (as defined in the Restated Certificate of Incorporation of the Company).

          4.15 Company Rights of First Refusal.

               A. If any member of the Nextel Group (a "Nextel Transferor") proposes to assign, directly or indirectly, a license for any 800 MHz frequency in the Territory or the Option Territory to a Person other than another member of the Nextel Group, the Nextel Transferor must give the Company written notice (the "Section 4.15 Notice") stating (i) the name and address of the proposed transferee, (ii) a description of the license and frequency being transferred,
(iii) a representation that the proposed transferee has been informed of the right of first refusal provided in this Section 4.15 and has agreed to be bound by its terms, and (iv) a complete copy of any related documents.

               B. For a period of 30 days after delivery of the Section 4.15 Notice, the Company has the right to elect to purchase the license described in the Section 4.15 Notice on the terms stated in this Section 4.15B. To exercise this right, the Company must deliver to the Nextel Transferor within such 30-day period a notice stating that the Company is irrevocably exercising its option to acquire the licenses for a cash purchase price equal to the price offered by the proposed transferee; provided, that if the Frequency Acquisition Amount has not then been reduced to zero, the Company may acquire the licenses by assigning to NWIP (or another member of the Nextel Group) Old Licenses in accordance with the provisions of Section 4.4.

               C. If the Company does not irrevocably elect to acquire any license described in the Section 4.15 Notice within such 30-day period, the Nextel Transferor may assign such license to the transferee identified in the
Section 4.15 Notice, on terms that are no more favorable to the proposed transferee than those described in the Section 4.15 Notice, so long as the application to transfer such license is filed with the FCC within 60 days after delivery of the Section 4.15 Notice to the Company.

          4.16  NWIP Option Upon Change in Control of the Company.

               A. If there is a Change in Control of the Company, NWIP has the option, exercisable within 90 days after such Change in Control, to acquire for $1.00 the licenses covering all (but not less than all) of the Partner Frequencies. Not more than 30 days after receiving written notice from NWIP that it is irrevocably exercising this option, the Company will cause the appropriate filings to made with the FCC to assign to NWIP (or another member of the Nextel Group) either (i) the licenses for the Partner Frequencies or (ii) the stock in License Co. or other Company Subsidiary that is the licensee of such frequencies. Upon FCC approval of the assignment, and in consideration thereof, NWIP as licensee and the Company (or a Company Subsidiary) as manager will enter into a management agreement, substantially in the form of the Interim Management Agreement, with respect to the Partner Frequencies.

               B. "Change in Control of the Company" means the occurrence of any of the following events:

               (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) (i) is or becomes the Beneficial Owner or more than 50% of the total Voting Stock or Total Common Equity of the Company, or (ii) otherwise has the power to direct the management and policies of the Company, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, except that no change of control will be deemed to have occurred under this clause (ii) as a result of customary rights granted (A) in any indenture, credit agreement or other agreement for borrowed money or (B) to holders of non-convertible, mandatorily redeemable, preferred stock unless and until action occurs that would otherwise cause a "Change in Control of the Company" as herein defined, provided that such rights were granted pursuant to a transaction in the financial markets and not as part of a strategic alliance or similar transaction;

               (b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person in one or a series of related transactions;

               (c) the Company, directly or indirectly, consolidates with, or merges with or into, another Person, or any Person, directly or indirectly, consolidates with, or mergers with or into, the Company, and pursuant to such transaction (or series of transactions) either:
          (i) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, but excluding a transaction (or series of transactions) where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee person and (B) the holders of Voting Stock of the Company immediately preceding such transaction received more than 50% of the total Voting Stock and Total Common Equity of the surviving or transferee person in substantially the same relative proportions as such holders had prior to such transaction; or
          (ii) new shares of Voting Stock of the Company are issued so that immediately following such transaction, the holders of Voting Stock of the Company immediately preceding such transaction own less than 50% of the Voting Stock and Total Common Equity of the surviving person; or

               (d) during any period of two consecutive years after the date hereof, individuals who at the beginning of such period constituted the board of directors of the Company (together with any directors who are members of the board of directors of the Company on the date hereof, and any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; provided, that no change in the composition of the Board by reason of any substitution of one director for another so long as both directors are nominated by the same person, shall constitute a Change in Control of the Company for purposes of this paragraph (d).

               (e) notwithstanding the foregoing, no "Change of Control of the Company" shall occur merely by reason of a transfer by Eagle River Investments, LLC ("Eagle River") to another Person of the capital stock of the Company owned by Eagle River so long as Craig O. McCaw ("McCaw") controls (as defined in Section 4.01(h) of the Shareholders' Agreement) such Person whether or not McCaw owns a majority of the equity interests of such Person, unless such transfer, sale or disposition, alone or in conjunction with other transactions, results in the occurrence of an event of the type described in any of clauses
          (a), (b), (c) or (d) above.

               C. NWIP's rights under this Section 4.16 terminate upon the consummation of a Section 3.08 Sale (as defined in the Shareholders' Agreement) or a Section 5.5 Sale (as defined in the Restated Certificate of Incorporation of the Company).

          4.17 Representations and Warranties. In connection with any assignment of licenses hereunder from a member of the Nextel Group to a member of the Company Group, or vice versa, the assignee will be entitled to receive representations and warranties by the assignor regarding such licenses and the documents governing such assignment that are substantially identical to the representations and warranties made by NWIP in Sections 4.01, 4.02, 4.03, 4.04 and 4.11 of the Subscription Agreement (it being understood that for purposes of Section 4.16A only, if the Company and its Subsidiaries have pledged ownership interests in any Company Subsidiary that holds licenses for Partner Frequencies, granted a security interest in licenses held by any member of the Company Group, or collaterally assigned rights to use or to manage the use of Partner Frequencies, in each case to the Company's or Opco's senior lenders, such pledge, security interest or collateral assignment will remain in full force and effect notwithstanding any assignment of licenses from a member of the Company Group to a member of the Nextel Group).

          4.18  Frequency Construction.

               A. For licenses and frequencies in the Territory (licensed to or managed by any of the Company or a member of the Nextel Group) that are constructed on the date of this Agreement at their licensed sites with analog scanning repeaters ( the "Constructed Frequencies"), NWIP hereby leases to the Company for $1.00 the equipment used to construct any Partner Frequencies at such sites until such time as such equipment is no longer needed to meet FCC construction requirements. NWIP and the Company will each pay one half of the ongoing operating costs associated with the Constructed Frequencies until such time as the site, or its operation, is no longer necessary to meet FCC construction requirements.

               B. For licenses and frequencies in the Territory (licensed to or managed by any of Partner or a member of the Nextel Group) that have a construction deadline under FCC Rules of May 20, 1999 or earlier (the "May 20th Frequencies"), NWIP and the Company will (a) each pay one half of the construction or ongoing operational costs to construct and operate such frequencies at their licensed sites, and (b) construct such frequencies using analog scanning repeaters in a manner similar to the construction of the Constructed Frequencies.

               C. NWIP and the Company will each use their reasonable best efforts to (a) seek orders or other action by the FCC that will provide relief from the construction requirements, and (b) minimize the cost of the construction required to meet the FCC construction requirements. Unless otherwise agreed between NWIP and the Company, they will (i) keep all Constructed Frequencies constructed and operating, and (ii) construct all May 20th Frequencies prior to the construction deadline under the FCC Rules, and, following construction, will operate such frequencies. NWIP (or another member of the Nextel Group) will manage the construction and deconstruction process for the Constructed Frequencies and the May 20th Frequencies for so long as construction using analog scanning repeaters is required. Internal costs incurred by any member of the Nextel Group or by the Company under this Section
4.18 will not be included in the construction or operating costs to be shared by the parties.
               D. If, at any time, for any reason, the parties agree that construction or operation using analog scanning repeaters is not required or no longer required for a Constructed Frequency or for a May 20th Frequency (such a frequency, a "4.18D Frequency"), NWIP will no longer have responsibility for construction or operating costs associated with a 4.18D Frequency that is a Partner Frequency, and the Company will no longer have responsibility for construction or operating costs associated with a 4.18D Frequency that is licensed to a member of the Nextel Group (other than License Co. if it is still a member of the Nextel Group).

                        5. COMPANY ACCESS TO PROPRIETARY
                        TECHNOLOGY AND NETWORK COMPONENTS

          5.1 Coordination of Equipment Orders and Purchases. NWIP (on behalf of the Nextel Group) and the Company (or Opco, in either case, on behalf of the Company and its

Subsidiaries) will each forecast periodically (not more frequently than quarterly) its subscriber and infrastructure equipment requirements and coordinate regarding assumptions and methodologies to create accurate forecasts to which each will have access. The Company (on behalf of Opco and its other Subsidiaries) and NWIP (on behalf of the Nextel Group) will coordinate their equipment orders with the major vendors in order, to the extent possible, to avoid potential equipment shortages. If such shortages arise, equipment will be allocated pro-rata, to the Company, based on the population in the Territory, and to the Nextel Group, based on the population in the territory in which the Nextel Group has rights to operate ESMR Networks (worldwide), as adjusted to reflect NWIP's judgment of the realistic needs for equipment that may be relevant in markets outside the United States. In no event will NWIP or the Nextel Group have any obligation to pay for or guarantee purchases of equipment by the Company.

          5.2  Access to Vendor Equipment and Agreements.

               A. Upon expiration of the Company's Infrastructure Equipment Purchase Agreement with Motorola, NWIP will use its best reasonable efforts to induce Motorola to enter into an agreement with Opco or to extend its agreement with Opco, which will allow: (i) Opco to obtain the same prices then available to the NDS for such equipment; (ii) Opco to have rights to use Motorola trademarks and trade names comparable to those trademark and trade name usage rights granted by Motorola to the NDS; and (iii) Opco to have access to system upgrades, improvements and technology enhancements made available by or through Motorola comparable to those available by or through Motorola to the NDS. Neither NWIP nor any NDS (nor any other Nextel Subsidiary or Affiliate operating internationally) will be obligated to make any out-of-pocket payments or otherwise make any concessions in its agreements with Motorola in order to achieve the Company's or Opco's objectives. If Motorola seeks to impose such payments or obtain such concessions in connection with achieving the Company's or Opco's objectives, NWIP will advise the Company and provide the Company with a good faith estimate of the aggregate total dollar amount of such payments and the cost to Nextel (on a consolidated basis) of such concessions. If the Company indicates that it wants to achieve the objectives, the Company will be obligated to reimburse NWIP in full for all such payments made and costs incurred, promptly on demand after payment or incurrence by Nextel or its Subsidiaries, for all such payments and/or concessions imposed on or incurred by Nextel or any of its Subsidiaries (or any Nextel Affiliate operating internationally) and NWIP's obligation to continue performance under this Section 5.2A is conditioned on NWIP's timely receipt of such reimbursement amounts.

               B. NWIP will use its best reasonable efforts to enable the Company to obtain from third party vendors (other than Motorola) access to equipment and services that are of the same quality and functionality and on the same terms and conditions as the equipment or services being purchased by the NDS from such third party vendors. If such arrangements are obtained, the Company will enter into direct contracts with such outside vendors for the purchase of equipment or services. Neither NWIP nor any other member of the Nextel Group will be obligated to make any out-of-pocket payments or otherwise make any concessions in its agreements with such vendors in order to achieve the desired terms for the Company. If a vendor seeks to impose such payments or obtain such concessions in connection with achieving the desired terms for the Company, NWIP will advise the Company and provide to the Company a good faith aggregate estimate of the total dollar amount of any payments and the cost to the

Nextel Group (on a consolidated basis) of any concessions being sought by such vendor. If the Company indicates that it wants to achieve the desired terms, then the Company will be obligated to reimburse NWIP in full for all such payments made and costs incurred, promptly on demand after payment or incurrence by any member of the Nextel Group, for all such payments and/or concessions imposed on or incurred by any member of the Nextel Group, and NWIP's obligation to continue performance under this Section 5.2B is conditioned on NWIP's timely receipt of such reimbursement amounts. If the Company is unable to obtain the NDS terms under a separate contract with a vendor, and if the contract is a contract for equipment or services that are material to the Company and cannot be acquired by the Company, after using its best reasonable efforts, from any other third party vendor on commercially reasonable terms and conditions that are not materially less favorable than the NDS terms, then: (i) if such action does not involve any adverse impact or consequence to or breach by an NDS under the terms of the relevant contracts with such vendors, NWIP will purchase equipment or services on the Company's behalf in order to make available to the Company the NDS terms; or (ii) if there is an adverse impact or consequence to NWIP or an NDS, but there are commercially reasonable accommodations to avoid such adverse impact or consequence, NWIP will provide the Company with a description of the commercially reasonable accommodations, and a good faith estimate of the dollar amount required and a statement of the other actions required from the Company. If the Company wants the benefit of the NDS terms, then the Company will pay such amount and take such actions, and NWIP will purchase the equipment or services on behalf of the Company in order to make available to the Company the NDS terms. If actions to provide the Company with the benefits of a contract would cause NWIP or an NDS to breach a contract with a third party, none of NWIP or the NDS are required to take any action under the preceding sentence. The Company will pay NWIP for any equipment ordered or services to be provided through this intermediary process at the time of placing such order to ensure that neither NWIP nor any other member of the Nextel Group has any economic exposure to the vendor for the Company's purchases of equipment or services and, if the amount so paid exceeds $250,000, NWIP will pay to the Company interest earned on the relevant payment during the period until payment is made to the vendor.

          5.3  Future Improvements and Enhancements to Technology or Network.

               A. Subject to having access to the enhancements described in this Section 5.3 or obtained from Motorola (under separate agreements between the Company and Motorola) or elsewhere as contemplated by Section 5.2, (i) the Company will be required to implement any changes, modifications, upgrades, or enhancements to the iDEN technology or other network components ("Improvements") which are also implemented and in use by NDS on a national level or in Comparable Service Areas and (ii) the Company will be responsible for the cost of any Improvements in the Territory and will share pro-rata based on the population in the Territory and in the area served by the NDS (or based on the population in the area served by Nextel and its Affiliates worldwide, to the extent any of such Affiliates are implementing, or are planning to implement, the Improvement outside the United States) in the cost of any research and development expenditures incurred by the Nextel Group directly in connection with Improvements (other than Improvements owned solely by the Nextel Group) that are implemented on a national level or in Comparable Service Areas (to the extent such research and development expenditures are not otherwise charged to the Company at a switch level).

               B. NWIP will use its best reasonable efforts to enable the Company to obtain from third parties agreements between the Company and the third party that will enable the Company to have access to any Improvements used by any of the NDS in their national network. Only if NWIP provides the Company with access to Improvements on the same terms as the NDS can NWIP require the Company to implement such Improvements.

               C. NWIP will make available to the Company any Improvements that the NDS own (or claim ownership of) and are then using on a national level or in Comparable Service Areas. Whether or not NWIP notifies the Company that the Company is required to implement such Improvements, such Improvements will be made available by NWIP to the Company only on an "as is" basis, with all faults, and without any representation or warranty whether of title or fitness for a particular purpose (even if such Improvements are being used by the Company for the same purpose as they are used by the NDS) or otherwise. The Company will use any such Improvements for zero cost but at its sole risk, and neither NWIP nor any other member of the Nextel Group will have any liability to the Company in connection therewith, except as provided in Section 5.3D.

               D    If a third party brings a claim against the Company alleging that the Company's use of any Improvement (other than any Improvement obtained from Motorola) is contrary to or otherwise infringes on such third party's rights, then NWIP will not require the Company to continue using such Improvements unless NWIP agrees to indemnify and hold the Company harmless from and against the excess of (1) any costs the Company incurs in connection with such claims, over (2) the benefits (net of costs) the Company realizes through its use of such Improvement. In addition, in the event of such third party claims, NWIP also has the right to require the Company to immediately cease using (upon written notice to that effect given by NWIP to the Company) the Improvement at issue, so long as NWIP will indemnify and hold the Company harmless from and against the excess of (i) any costs the Company incurs in ceasing such use (including removal or decommissioning of any related equipment), over (ii) the cumulative benefits (net of costs) the Company has realized through its use of such Improvements prior to the time it ceases to use them.

               E. If a third party brings a claim against the Company, NWIP, or any other member of the Nextel Group alleging that the Company's use of any Improvement (other than any Improvement obtained from Motorola) is contrary to or otherwise infringes on such third party's rights, and the Company is not required to use the Improvement under this Section 5.3, the Company will immediately cease using the Improvement if NWIP so requests in writing and, if NWIP does not so request, and the Company wishes to continue using such Improvement, the Company will indemnify and hold NWIP and each other member of the Nextel Group harmless from such continued use.

               F. If the Company (or any of its Affiliates) develops any Improvements for its (or their) use, the Company will make such Improvements available to the NDS on an "as is" basis, with all faults, and without any representation or warranty whether of title or fitness for a particular purpose (even if such Improvements are being used by the NDS for the same purpose as they are used by the Company) or otherwise. The NDS will be entitled to use such Improvements for zero cost, but at its (or their) sole risk, and neither the Company nor any other member of the Company Group will have any liability to the NDS in connection therewith except as provided in this Section 5.3F. If the Company (or any of its Affiliates) license from third parties any Improvements, the Company will use its best reasonable efforts to make those Improvements available to the NDS on the same terms as the Company obtains the Improvements from the third party. If a third party brings a claim against the Company, any of its Affiliates, or any of the NDS alleging that the NDS's use of any Improvement that is licensed by the Company to the NDS under this Section 5.3F is contrary to or otherwise infringes on such third party's rights, then the NDS will immediately cease using the Improvement if the Company so requests in writing, and, if the Company does not so request, and the NDS wish to continue using such Improvement, NWIP will indemnify and hold the Company harmless from such continued use.

               G. Notwithstanding anything to the contrary in this Section 5.3, the Company's obligation to implement any Improvements is subject to
Section 7.04 of the Shareholders' Agreement, provided that the Company's obligation to implement any Improvement and Nextel's obligation to comply with such Section 7.04 terminates when no member of the Nextel Group owns an equity interest in the Company.

          5.4  [RESERVED]

          5.5 Access to National Switching Network. NWIP and the Company will cooperate to establish a switch configuration for the Company's network in the Territory, and to deploy switches in a manner which best meets the following objectives: (i) allowing the Company to integrate its cell sites into the NDS's national switching infrastructure; (ii) allowing both the NDS and the Company to provide Direct Connect coverage to logical communities of interest; and (iii) minimizing the costs to both the NDS and the Company and maximizing the quality of service to subscribers of both the NDS and the Company; provided, that neither NWIP nor the Company will be required to configure or deploy switches in a manner that results in degradation of existing service. To facilitate cooperation in network planning, representatives of the Company will participate in regular meetings and planning for national network configuration. The Company will be required to provide to NWIP quarterly forecasts (or forecasts covering such other period(s) as may from time to time be generally applicable to forecasts made by the NDS) of expected cell site build out, traffic growth in the Territory, anticipated timetables for the implementation of any Company-owned switches, and such other measurement criteria as are generally supplied in forecasts made by the NDS, covering a rolling 18-month period (or such other period as may from time to time be generally applicable to forecasts made by the NDS), in a format and on such additional terms as agreed to by NWIP and the Company. NWIP will cause the NDS not to discriminate against the Company in configuring or revising their switching networks.

          5.6 Integration with Nextel Owned Swithing Facilities. The Company will have the option to integrate its cell sites with the NDS switching facilities pursuant to the Switch Sharing Agreement.

          5.7  Company Owned Network Switches and Other Facilities.

               A. The Company will have the option to install its own switching facilities within the Territory. This may consist of deployment of a combined interconnect and dispatch switching facility, an interconnect only switching facility, or a dispatch only switching facility. Any Company deployment of a switching facility will require prior coordination with NWIP, and any Company deployment of a dispatch switching facility will require NWIP approval. NWIP will not unreasonably withhold such approval; provided, that any switching configuration changes that adversely impact Direct Connect communities of interest will be among the bases for withholding approval. The Company will be responsible for designing, installing, commissioning, managing and operating each switching facility that it installs in the Territory and will be entitled to employ its own switch technicians at any Company-owned switch. NWIP will be responsible for assuring that the monitoring services are provided to the Company owned switching facilities for the charges set forth on Exhibit 5.7A. The parties will agree on any other switch services that each is to provide to the other. The Company will be responsible for the installation and any incremental cost of any national management system hardware components required to be installed in the Company's switch to allow NWIP to arrange for the switching facility to be monitored on a remote basis, provided that such equipment is comparable to equipment installed at other switching facilities of the NDS.

               B. In connection with the Company's operation of an ESMR Network in the Territory, NWIP will provide the Company (or Opco) with access to certain network elements owned or operated by the NDS in connection with the NDS ESMR Network, as provided for in this Agreement or certain of the Collateral Agreements. In light of the forecasted growth of the Company's subscriber base and operational cell sites in the Territory, and the resulting burden on the NDS network elements and the NDS ESMR Network, the Company (or its Affiliates) will, subject to Section 5.5, be required to have in place its own BSC, HLR, MSO, SMS and VMS when its subscriber unit or cell site levels reach the levels set forth on Exhibit 5.7B, as amended by the parties from time to time during the term of this Agreement (each a "Trigger Point"). The parties contemplate that amendments to Exhibit 5.7B will be made to reflect changes in capacity of the NDS network elements. At a reasonable time prior to reaching any Trigger Point, the Company will (or will cause one or more of its Affiliates to) (i) acquire and install (for the Company's account and at the Company's sole expense) the appropriate network element(s) and (ii) coordinate with NWIP and the NDS with respect to the installation and implementation of such network element(s). At or prior to the time that it reaches any Trigger Point, the Company will implement (or will cause its Affiliates to implement) such network element(s). NWIP and the NDS will cooperate with the Company (and its Affiliates) to facilitate the implementation of all network elements to be installed by the Company pursuant to this Agreement and the transition of the Company's subscribers from the appropriate NDS network element(s) to the network element(s) acquired and installed by the Company and its Affiliates. If NWIP and the Company agree that it is in the best interests of the subscribers of the NDS and the Company to delay the Company's acquisition of one or more network elements or to acquire one network element in lieu of another, NWIP and the Company will do so.

          5.8 Access to Systems Platform. To minimize demand on system resources associated with the accommodation of the Company's systems and to service needs that are agreed to be met through access to and utilization of the internal systems developed, operated and maintained by or for NDS, and in order to maintain a consistent back-office operating process that permits an exchange of similar network, operating, and customer information between the Company and NDS, the Company will be required to use certain components of systems infrastructure used by NDS that are necessary to achieve these objectives. NWIP will identify, from time to time, the components of the NDS system infrastructure that are necessary to enable the NDS and the Company (and its Subsidiaries) to exchange information about their respective networks, customer provisioning, and system usage, and any other information required to enable consistent back-office operations (the "Required Systems"). The Company will be responsible for its own internal operating costs and activities necessary to interact with systems of the NDS. To the extent that certain operating activities, such as customer provisioning, cannot be performed by the Company, NWIP will make reasonably suitable arrangements for such services to be provided to or on behalf of the Company, and the Company will pay for such services based on the actual costs incurred by the Nextel Group. The monthly charges payable to NWIP by the Company for Required Services will be revised, from time to time, to reflect changes agreed to between the Company and NWIP. Other system infrastructure components that are recommended (but not required) may, by mutual agreement of NWIP and the Company, be obtained from NWIP on arms-length terms or the Company may obtain them from third parties. In the future, the Company will be permitted to implement its own operating systems if such systems do not adversely impact the Company's interaction with or use of the Required Systems. If the Company wishes to implement an operating system that alters or replaces the Required Systems, the Company must first obtain NWIP's approval, provided that such approval shall not be withheld as long as such system does not (1) create inconsistencies between the services provided by the NDS and the Company to their respective customers or result in inconsistencies in network, operating and customer information exchanged between the NDS and the Company that adversely impacts operations or ability to serve customers of the NDS, (2) require the NDS to incur additional systems implementation or operating costs unless such costs are paid in full by the Company, or (3) adversely affect the ability of NWIP or any other member of the Nextel Group to provide or arrange for the provision of any product or services to or for the Company in accordance with the provisions of this Agreement, any Collateral Agreement or agreement with a third party vendor or supplier.

          5.9  Certain System and Network Services.

               A. The Company will have the right to use the NDS's SS7 network at the price set forth in Exhibit A of the Switch Sharing Agreement.

               B. The NDS own and operate backbone networks and in the future expect to construct and operate additional backbone networks (each, an "NDS Backbone Network") for the purpose of carrying voice, data or other signals and traffic.

               (i) The Company and Opco hereby grant to NWIP and the NDS the right to locate NDS Backbone Network equipment in facilities and shelters transferred by the NDS to Opco or its Affiliates that are located in p arts of the State of Texas that are, or subsequent to the date hereof may be, part of the Territory (collectively, the "Transferred Texas Sites"). Representatives of NWIP or the NDS will be entitled to reasonable access, as and when requested or necessary, to each of the Transferred Texas Sites to maintain, repair, augment or install NDS Backbone Network equipment.

               (ii) With respect to any shelters and facilities owned, acquired or leased by Opco or its Affiliates that are now, or subsequent to the date hereof may be, located in the Territory (collectively, the "Additional Sites"), NWIP may, upon receipt of Opco's consent, which consent will not be unreasonably withheld, locate NDS Backbone Network equipment at any Additional Site. Representatives of NWIP or the NDS will be entitled to reasonable access, as and when requested or necessary, to each Additional Site for which consent to locate NDS Backbone Network equipment has been given, to maintain, repair, augment or install any such equipment. At no time will Opco or its Affiliates be required to install additional shelters or facilities solely to accommodate NDS Backbone Network equipment, nor will Opco or its Affiliates be obligated to maintain possession of the Transferred Texas Sites or any Additional Sites if they determine that it is not in their best interest to do so. If Opco decides that it will no longer retain rights of possession to any such site, it will promptly notify NWIP of the decision. Notwithstanding anything herein to the contrary, the Company and Opco will have no obligation to negotiate with the owner of any tower facilities to provide access on any tower for any NDS
Backbone Network antennas.

               (iii) In exchange for the rights provided to NWIP and the NDS under this Section 5.9B, Opco will be entitled to use each NDS Backbone Network operating in the Territory if it pays NWIP the service charges detailed on
Exhibit 5.9B. Exhibit 5.9B will be subject to revision annually by mutual agreement of the parties, provided, however, that in no event will NWIP or the NDS be obligated to provide service to Opco on any NDS Backbone Network at less than the cost to the NDS of providing such service.

               (iv) Neither Opco nor any of its Affiliates will have any ownership rights with respect to any NDS Backbone Network equipment or any portion of any NDS Backbone Network by virtue of the terms of this Section 5.9B or the location of any NDS Backbone Network equipment at any of the Transferred Texas Sites or Additional Sites. Neither NWIP nor any of its Affiliates will have any ownership rights with respect to the Transferred Texas Sites or Additional Sites by virtue of the terms of this Section 5.9B or the location of any NDS Backbone Network equipment at any of the Transferred Texas Sites or Additional Sites.

               (v) NWIP and the NDS will be responsible for the maintenance and operation of the NDS Backbone Networks. Opco and its Affiliates will be responsible for the maintenance and operation of any other equipment at any of the Transferred Texas Sites or Additional Sites and the maintenance of the Transferred Texas Sites and Additional Sites.

               (vi) The foregoing provisions of this Paragraph B are subject to the following: NWIP and the NDS shall exercise the rights and take the actions permitted hereunder in such manner as shall not interfere with the use by Opco or its Affiliates of the Transferred Texas Sites and any Additional Sites, and shall be responsible for any liabilities, costs or expenses asserted against Opco or any of its Affiliates and arising out of NWIP's or the NDS' exercise of such rights or taking of such actions.

                            6. BUILD-OUT REQUIREMENTS

          6.1 Required Services. The Company will be required to offer all customers operating in the Territory the products, services and capabilities identified in Exhibit 6.1, as amended from time to time by NWIP ("Required Services"). The Company will have an opportunity to participate in and contribute to discussions regarding modifications to the list of Required Services, but final decisions relating to such services will be made by NWIP, in its sole discretion, and will be binding on the Company. If a Required Service is to be provided nationally by the NDS, the Company must implement the service. To the extent the NDS elect to offer a Required Service that is tailored to particular service areas based on geographic location, size, or other factors, the Company will be required to offer that Required Service in its service areas that are Comparable Service Areas to those service areas in which an NDS offers such Required Service. In either case, a Required Service must be offered by the Company in the Territory as soon as reasonably practicable, but in no event more than six months from NWIP providing notice to the Company of NWIP's decision to designate a Required Service, provided that the Company will not be obligated to offer any Required Service before an NDS has implemented such Required Service in a Comparable Service Area. Notwithstanding anything to the contrary in this paragraph, the Company's obligation under this Section 6.1 to implement any Required Service (not set forth on Exhibit 6.1 on the date hereof) or to modify a Required Service is subject to Section 7.04 of the Shareholders' Agreement, provided that the Company's obligation to implement any Required Service and Nextel's obligation to comply with such Section 7.04 terminates when no member of the Nextel Group owns an equity interest in the Company.

          6.2  Build-out Requirement and Target Launch Dates.

               A. The Company must Build Out each Section by the Build Year stated on Exhibit 6. "Build Out" means the ESMR Network in that Section
(i) provides coverage to the Build Areas for that Section; and (ii) has met the Launch Criteria for that Section; and (iii) has commenced commercial service in that Section; and (iv) is capable of serving Nextel subscribers roaming into the Build Areas for that Section of the Territory. The Company will provide NWIP with monthly updates on actual and forecasted coverage areas in the Territory.

               B. The Company has the right (but not the obligation) to elect by written notice delivered to NWIP, from time to time (but in any event prior to the end of the Election Period), to include some or all of the Special Option Sections in the Territory. In addition, if the Company completes the Build Out of all Year One Build Areas in the Initial Sections before the end of the 19th month from the date hereof (such period, as extended by any period of Excusable Delay that extends the time in which Build Out is to be completed, the "Election Period"), from the date that such Build Out is complete until the end of the Election Period, the Company has the right (but not the obligation) to elect by written notice delivered to NWIP, from time to time, to include some or all of the Option Sections (other than the Special Option Sections) in the Territory; provided, that such other Option Sections will be included only if and to the extent such actions would not involve breach or violation of any loan agreement or similar debt or related documents to which any member of the Nextel Group is a party. NWIP shall, and shall cause the Nextel Group to, use best reasonable efforts to obtain such amendments, waivers or consents as may be required to permit such Option Sections to be included without involving or resulting in any such breach or violation. Subject to the foregoing, if the Company elects to include an Option Section in the Territory,
(1) the Company will be required to Build Out all Build Areas in such Option
Section in accordance with Section 6.3; (2) the Company will be entitled to the Initial Frequency Right as to such Option Section as set out in Section 4.1D; and (3) any related fixed network equipment and operational contracts existing in or with respect to such Option Section at the time of the Company's election will be transferred to the Company upon payment of a cash purchase price calculated in the same manner as the reimbursement under the Asset Purchase Agreement and otherwise on the same terms as the Initial Asset Transfer.

               C. Before the Election Period has expired, if the NDS wants to construct Build Areas in an Option Section and the Company has not elected to include that Option Section in the Territory, NWIP will notify the Company in writing specifying the Build Areas the NDS desires to build out (the "Accelerated Areas") and the revised build schedule for the Accelerated Areas (which must be commercially reasonable in order to trigger NWIP's rights under this provision). NWIP shall not give such notice unless the Option Section(s) to which it relates may be included in the Territory without breaching or violating any loan or debt agreement or similar document to which any member of the Nextel Group is a party. Not more than 30 days after receiving the notice from NWIP, the Company can elect to include such Option Sections in the Territory and build out the Accelerated Areas in accordance with the revised schedule (and any other Build Areas in that Option Section in accordance with the original schedule), but the Company will still be obligated to build out the Initial Sections as described in this Agreement and any relevant Collateral Agreements. If the Company does not make the election under the preceding sentence, NWIP or the NDS will be entitled to construct (or to cause the construction of) that Option Section and such Option Section will no longer be part of, or subject to inclusion in, the Territory; provided that if NWIP or the NDS has reacquired rights to an Option Section under this Section 6.2C, but has failed to build out the Accelerated Areas in that Option Section materially on the revised schedule (extended by any applicable period of Excusable Delay), that Option Section will once again become available to the Company under Section 6.2B.

               D. On or after the earlier of (i) the beginning of the 9th month after NWIP notifies the Company that, notwithstanding a Frequency Delay, a Build Area affected by a Frequency Delay is to be launched and the related Build Out completed and (ii) the beginning of the 54th month after the date hereof, with respect to any service areas within the Territory where the Company is not providing coverage, NWIP shall have the right to give notice of service areas for which it wishes coverage to be provided and to identify reasonable time frames within which coverage should be provided. The Company will then have ninety days from the date of notice to advise NWIP in writing whether it elects to provide coverage in accordance with the terms of the notice from NWIP. If the Company elects to provide coverage by so advising NWIP in writing, it will diligently proceed in accordance with the schedule set forth in the initial notice received from NWIP. If the Company elects not to provide coverage in any of the identified service areas, NWIP or the NDS will be entitled to do so and, upon NWIP's or the NDS' causing completion of the Build Out and providing coverage in accordance with the schedule and other elements of the notice, those service areas shall no longer be part of the Territory. NWIP will pay cash to the Company, upon the transfer of all licenses to a member of the Nextel Group designated by

NWIP, for any licenses or frequency rights previously acquired by the Company in any service area that is acquired or reacquired by any member of the Nextel Group pursuant to this Section 6.2D, at the Company's actual cost to obtain licenses or rights to such spectrum (including incidental transaction costs and costs of related assets acquired by the Company and sold to NWIP, if any).

          6.3 Launch Criteria. Prior to offering commercial service in a Section, the Company will be required to provide coverage to all the Build Areas in that Section that have the earliest Build Year and to meet the general launch criteria that are in effect at the relevant time and applicable generally to the NDS ESMR Network (the "Launch Criteria"). The Company will notify NWIP at least 60 days prior to the proposed launch date of any Section, at which time NWIP will have the right, using such representatives as NWIP designates for the purpose, promptly to review the Company's operations for that area in order to validate compliance with all Launch Criteria. In the event the Company believes it is necessary to launch service in a given area prior to completing the Build Out of all Build Areas that have the earliest Build Year in the Section (e.g., in competitive situations), the Company must obtain NWIP's prior approval, such approval not to be unreasonably withheld, provided, NWIP's approval of the Company's proposed launch of any Section, Build Area or other area shall not release or excuse the Company from satisfying its Build Out obligations with respect thereto as set forth in this Agreement, and approval of the launch of service of any system in any area prior to completion of the Build Out of all Build Areas in the Section will not alter the Company's obligation to complete the Build Out of all Build Areas in that Section in the Build Year as set out in
Exhibit 6. Failure of the Build Out of the system to comply with the Launch Criteria in the affected area will be considered a reasonable basis for withholding approval.

          6.4 Frequency Design Standards. The Company will be responsible for the frequency design in the Territory and will be required to adhere to standards for the use of the radio frequencies in the ESMR Network as in effect at the relevant time and applicable generally to the NDS ESMR Network operations. Subject to any restrictions imposed by agreements with third parties, NWIP will provide the Company with reasonable access to the frequency design tools and expertise available within or to the NDS in order to facilitate the Company's compliance with the standards, and the Company will bear all costs and expenses associated with the Company's obtaining and utilizing such tools and expertise. The Company will participate in periodic frequency engineering meetings of the NDS, to the extent such access is permitted under the terms of relevant agreements with third parties. NWIP, through such representatives as it designates, will have the right to monitor the frequency designs and actual frequency signal performance levels in the Company's service areas on a regular basis in order to ensure compliance with the required standards. If the Company requests, from time to time, and at NWIP's sole discretion, NWIP may make suitable arrangements for frequency design services to be provided to the Company on an arms length basis as will be agreed between the Company and NWIP. If NWIP requests, the Company will be required to comply with the terms of any existing regional or national agreements that impact the Territory related to frequency design services that are identified on Exhibit 6.4.

          6.5 Site Acquisition Standards. The Company will be responsible for site acquisition activities in the Territory and will be required to adhere to the site acquisition standards that are in effect at the relevant time and applicable generally to and followed by the NDS. NWIP has provided and will provide the Company, from time to time, with standard form leases (that will be substantially identical to the form then being used by the NDS) to be used when securing lease rights to radio communications sites. Neither NWIP nor any other member of the Nextel Group will be required to provide any other services to the Company related to site acquisition. NWIP, through such representatives as it designates, will have the right to review internal documents related to such sites, including site leases, title documents, and other compliance documents, on a regular basis in order to ensure compliance with the required standards. If the Company requests, from time to time, and at NWIP's sole discretion, NWIP may make suitable arrangements for site acquisition services to be provided to the Company on an arms length basis as will be agreed to between the Company and NWIP. If NWIP requests, the Company will be required to comply with the terms of any existing regional or national agreements that impact the Territory related to site acquisition services that are identified on Exhibit 6.5.

          6.6 Construction Standards. The Company will be responsible for the construction of its cell sites in the Territory and will be required to adhere to the construction standards that are in effect at the relevant time and applicable generally to construction by the NDS, including the requirement to select from the group of pre-selected vendors designated for certain types of equipment needed to construct cell sites; provided, however, that the Company shall have the right to propose alternative equipment and vendors for approval by NWIP, which approval will not be unreasonably withheld. NWIP will provide, from time to time, the standard specifications and drawings for cell sites (substantially in the form then being used by the NDS) in order to facilitate the Company's compliance with such standards. Neither NWIP nor any other member of the Nextel Group will be required to provide any other services to the Company related to cell site construction. NWIP, through such representatives as it designates, will have the right to inspect cell sites in the Territory in order to ensure compliance with the construction standards. If the Company requests, from time to time, and at NWIP's sole discretion, NWIP may make suitable arrangements for construction services to be provided to the Company on an arms length basis as will be agreed to between the Company and NWIP. If NWIP requests, the Company will be required to comply with the terms of any existing regional or national construction agreements that impact the Territory that are identified on Exhibit 6.5.

          6.7 Telco Standards. The Company will be responsible for the provisioning and maintenance of leased lines to connect its cell sites to the appropriate switching facility. In so doing, the Company will be required to adhere to the telco standards that are in effect at the relevant time and applicable generally to and followed by the NDS, including the types of connection permitted, the requirements for contracts with other telecommunications providers, and the manner in which such connections are required to be brought to a switching facility of the NDS or otherwise connected to the NDS national ESMR Network. In the event the Company installs its own switching facility pursuant to Section 5.7, the Company will also be responsible for all telco connections at that switching facility to the local landline, public switched telephone network and arranging for local and long distance origination and termination of interconnect calls being routed through the Company's switching facility.

          6.8 Switching Facility Standards. In the event the Company elects to purchase and install its own switching facility, the Company will be required to adhere to the construction and operating standards that are in effect at the relevant time and applicable generally to and followed by the NDS. The Company also agrees to provide any operating Subsidiary of Nextel with access to any of the Company's switching facilities and any related services provided by or for the Company on the same terms (including at the same prices) as offered by the NDS to the Company under the Switch Sharing Agreement.

          6.9  Company Towers.

               A. Within 20 days after the beginning of each calendar quarter, the Company shall give NWIP notice designating the number and general location of all tower sites that the Company needs to construct as part of the Build Out of its ESMR Network for that quarter, other than Excepted Tower Sites. As used in this Agreement, "Excepted Tower Sites" means and tower sites located in the Build Areas identified on Schedule 6.9. The parties agree that the Site Acquisition Work and construction of the Excepted Tower Sites identified on
Schedule 6.9 that are located in Kentucky will be performed pursuant to the Site Commitment Agreement dated as of July 11, 1997 with Castle Tower Corporation ("Castle"), with such modifications thereto as the Company and Castle may agree with the consent of NWIP, such consent not to be unreasonably withheld. The parties agree that the Site Acquisition Work for the Excepted Tower Sites identified on Schedule 6.9 that are located in Pennsylvania will be performed by the Company or its contractors and the construction of such sites will be performed by the tower aggregator or other party designated by NWIP. When site acquisition work is complete on the Excepted Tower Sites located in Pennsylvania, the Company shall notify NWIP and NWIP shall purchase such Excepted Tower Sites from the Company. The purchase price shall be equal to the Company's cost to perform the Site Acquisition Work. NWIP shall pay the Company in cash within twenty (20) days after receiving the Company's notice for all Excepted Tower Sites identified in the notice. Upon payment, the Company will assign to NWIP each ground lease associated with such Excepted Tower Sites. NWIP shall, upon completion of construction of each tower relating to each Excepted Tower Site, allow Opco to lease space on all such Excepted Tower Sites pursuant the Master Site Lease or a Replacement Lease (as defined below).

               B. Except as set forth in Section 6.9A, NWIP will be responsible for timely completion of all Site Acquisition Work and tower construction relating to all tower sites designated by the Company under Section 6.9A. NWIP may, in its discretion, hire third party contractors or consultants to perform any Site Acquisition Work or construction; provided that NWIP must cause any such third party contractors or consultants to abide by the terms and conditions of this Section 6.9. Any delay in Site Acquisition Work or construction relating to any designated tower site (or any Excepted Tower Site for which NWIP is responsible for construction) that impedes or disrupts the Company's Build Out of its ESMR Network in accordance with the Build Out schedule contained in Exhibit 6 will constitute an Excusable Delay as set forth in Section 12.5. To the extent that the delays in Site Acquisition Work or construction of a tower (other than a delay caused by weather, acts of God or other events beyond the control of the party performing the work) delay launch or completion of the Build Out in any Build Area for a period of 30 days or more and such delay is reasonably expected to have (or has had) a material adverse effect on the business, operations, or financial condition of the Build

Area in which the work is being done, the Company (upon notice in writing given to NWIP) may complete, or may hire third parties to complete, the Site Acquisition Work or tower construction at the affected site. To compensate for the unascertainable damages that the Company will have suffered as a result of such delay, NWIP will pay to the Company a one time payment equal to 10% of the estimated reasonable cost (under the circumstances, including recognition of the time constraints on the process) of completing the Site Acquisition Work or tower construction at the affected site. NWIP will be entitled to purchase the tower when completed at a price equal to the Company's actual and reasonable documented out of pocket costs incurred in order to complete the Site Acquisition Work or tower construction. If the parties agree that the number of delays in Site Acquisition Work or tower construction have reached an unreasonable level, then NWIP and the Company will negotiate in good faith to structure arrangements that will provide the Company with reasonable assurances of timely completion of any remaining Site Acquisition Work and tower construction in the Territory while providing NWIP the right to buy completed towers, all in a manner consistent with the intent of the parties expressed in this Section 6.9.

               C. NWIP shall, and shall cause any third party contractors or consultants hired by NWIP to perform Site Acquisition Work or tower site construction to, coordinate all such work with the Company in order to satisfy the Company's needs and specifications for Build Out of its ESMR system and to ensure conformity with the site acquisition standards described in Section 6.5 and the construction standards described in Section 6.6. NWIP will take or cause to be taken all necessary and appropriate actions (including but not limited to obtaining all necessary consents, permits and approvals) to ensure that upon completion of each tower site, Opco will be permitted, subject to the Master Site Lease, to install and locate on or at each tower site all necessary shelters, cabling, electronics, antennas and other such equipment needed by the Company to utilize the tower in the Company's ESMR Network. Upon completion of each such tower site, NWIP will allow Opco to lease space on or at each tower in accordance with the terms of the Master Site Lease (or a Replacement Lease (defined below) if NWIP determines that a tower should be subject to a Replacement Lease, as provided in Section 6.9 E.).

               D.   The Company's and NWIP's respective obligations under
Section 6.9 A.-C. will expire upon that date (the "Build Stop Date") that is the earlier of (i) the sixth anniversary of the date of this Agreement, or (ii) the date that any tower build to suit arrangement entered into by NWIP or another member of the Nextel Group in connection with a tower joint venture arrangement of the type described in Section 6.9E expires. NWIP shall give the Company notice of the expiration of the term of any such tower build to suit arrangement at least 90 days before the expiration of the term of the arrangement. The expiration of any such tower build to suit arrangement will not relieve NWIP of its obligations to perform Site Acquisition Work and tower site construction with respect to any tower site designated by the Company before the Build Stop Date.

               E. The parties contemplate that NWIP or other members of the Nextel Group will enter into one or more joint venture arrangements with one or more tower aggregators, and that the towers subject to the Master Site Lease (including any towers to later become subject to the Master Site Lease under Section 6.9 A.-C.) will become part of those arrangements. In connection with consummation of each such joint venture, Opco shall, as directed by NWIP, enter into, with the tower aggregator, a new master lease or similar agreement (a "Replacement Lease") relating to the tower sites subject to the joint venture. As a condition to Opco's obligation to enter into any Replacement Lease, NWIP shall ensure that the terms of the Replacement Lease are substantially the same as the terms of the equivalent lease or similar agreement entered into between NWIP and the tower aggregator and NWIP shall comply with the conditions set forth in Section 6.9F. Concurrently with the execution of each Replacement Lease, NWIP and Opco shall amend the Master Site Lease to remove the tower sites subject to the Replacement Lease from the Site Schedules attached to the Master Site Lease. After any Replacement Lease has been executed, if Section 6.9 C. requires that a tower be added to the Master Site Lease, NWIP may direct that the tower instead be added to the Replacement Lease of NWIP's choosing.

               F. Set forth below is a chart of certain financial terms that NWIP has agreed to make available to Opco, regardless of the requirements of any Replacement Lease. To the extent that the financial terms of any Replacement Lease (regardless of the characterization of such financial terms) are less beneficial to Opco than those shown below, NWIP shall, on a monthly basis, reimburse Opco for the difference between the amount paid by Opco and the amount Opco would have paid if the Replacement Lease had instead included the financial terms listed below. NWIP has no obligations under this Section 6.9 F. with respect to tower sites that are not first made subject to any Replacement Lease before the Build Stop Date.

initial Per Site Rental Rate*           $1,200 per set of Tenant Facilities*,
                                        per month

period during which the initial Per     3 years after the Closing Date*
Site Rental Rate* is applicable

Per Site Rental Rate* on the 3rd        the lesser of: (a) $1,600 per set of
anniversary of the Closing Date*        Tenant Facilities*, per month, and (b)
                                        fair market value rent per set of Tenant
                                        Facilities*, per month

annual increases to Per Site Rental     3%
Rate* beginning on the 4th anniversary
of the Closing Date*

* These terms have the meaning defined in the Master Site Lease Agreement.

               G. NWIP, the Company and Opco shall deliver such further documents or assurances as may be reasonably required by NWIP, the Company, Opco or any tower aggregator to further confirm the execution of any Replacement Lease or the applicability of any tower site to any Replacement Lease.

          6.10 Potential Relaxation of Performance Standards. Without limiting the provisions of Section 12.5, to the extent the Company, exercising its best reasonable efforts and complying in good faith with the other provisions of this Agreement and the Collateral Agreements, is unable to fully comply with the performance requirements of this Agreement in any one or more international border service areas within the Territory, due principally to a lack of sufficient available frequencies, the parties will negotiate in good faith to reach agreement on the extent and duration of the relief from such performance requirements that is appropriate in the circumstances.

                                  7. OPERATIONS

          7.1 Network Performance Requirements. The Company will meet or exceed the minimum network performance requirements in effect at the relevant time and applicable generally to the NDS ESMR Network operations, provided that the Company will not be penalized for failure to meet such requirements to the extent the average level of performance on such measurements achieved by the NDS during the same relevant period does not exceed the level of the Company's performance. Network performance for the first six months following launch in any service area will not be included in performance measurements for either party. At reasonable times and with advance notice, NWIP, through such representatives as it designates, will have the right to monitor system performance in the Territory in order to determine the Company's compliance with the required standards.

          7.2 Customer Care. The Company will provide a minimum standard of care to its customers as in effect at the relevant time and applicable generally to the NDS ESMR Network operations, provided that the Company will not be penalized for failure to meet such requirements to the extent the average level of performance on such measurements achieved by the NDS during the same relevant period does not exceed the level of the Company's performance. Customer care activities, as they relate to any particular service area or subscribers based in such service area, during the first six months following launch in such service area, will not be included in performance measurements for either party. NWIP will make suitable arrangements to provide the Company access to the NDS' customer care facilities and training sessions at agreed upon times in order to facilitate the Company's compliance with such standards. All costs associated with such transfer of operational practices to the Company, its employees and agents will be paid by the Company. At reasonable times and with advance notice, NWIP, through such representatives as it designates, will have the right to monitor the Company's customer care activities on a regular basis in order to ensure compliance with the customer care standards. If the Company requests, from time to time, and at NWIP's sole discretion, NWIP may make suitable arrangements for billing and customer care services to be provided to the Company on an arms length basis and otherwise on such terms as the parties may agree. If NWIP requests, the Company will be required to comply with the terms of any existing regional or national billing and/or customer care agreements that are identified on Exhibit 7.2.

          7.3 Customer Satisfaction. Nextel has established minimum criteria levels of customer loyalty. The Company will adhere in the Territory to the customer loyalty measurements and targets as in effect at the relevant time and applicable generally to the NDS ESMR Network operations, provided that the Company will not be penalized for failure to meet such requirements to the extent the average level of performance achieved by the NDS during the same relevant period does not exceed the level of the Company's performance.

               A.   Measurement.   The Company will be required to measure
customer satisfaction within the Territory. The NDS employ a customer satisfaction monitoring system that uses a Marketing Services Vendor. The Company will enter into a separate contract to purchase customer satisfaction interviewing from the Marketing Services Vendor used by the NDS as of the date of this Agreement, or subject to NWIP's prior written approval, from a Marketing Services Vendor of the Company's (or Opco's) choosing. NWIP will use its best reasonable efforts to induce its Marketing Services Vendor to make those services available to the Company at the same cost per interview as paid by the NDS. The Company and its Marketing Services Vendor must use the 1998 questionnaire (a copy of which has been provided to the Company), as updated from time to time by NWIP. Additional questions may be added at the Company's discretion, but the Company recognizes that additional questions may cause its cost per interview to be higher than that paid by the NDS, and any additional questions will not be used for any measurement or comparison for purposes of Section 7.3C or under the Roaming Agreement.

               B.   Sample.   The Company will be required to conduct a minimum
of 750 interviews per quarter (3,000 per annum). The Company and the NDS must adhere to random sampling principles and will conduct surveys yielding a confidence level of plus or minus two percent (2%).

               C. Targets. The overall measurement of customer loyalty used by the NDS is called the "Secure Customer Index" or "SCI." SCI is a combination of three factors: overall customer satisfaction, a customer's willingness to recommend the service to others, and likelihood of a customer to continue using the service, and will be more fully defined by agreement of the parties in accordance with the NDS approach and methodology being employed at the relevant time. The Company will be required to maintain an SCI equal to or better than the lesser of the then current NDS SCI goal or the average actual SCI for the NDS for the comparable period. Survey results during the first six months following launch in any service area will not be included in the measurement for either party.

          7.4 Employees. The Company (on behalf of itself, Opco and other Subsidiaries) and NWIP (on behalf of itself and other members of the Nextel Group) agree not to actively solicit the other party's employees, but will be flexible with regard to employee transfers to the extent they are consistent with each company's needs and objectives.

                          8. MARKETING AND ADVERTISING

          8.1  Brand Identity.

               A. The Company has the right to offer, provide, and market services using Partner Frequencies, and the NDS national switching networks only under the Licensed Marks. From time to time, if the NDS use additional trademarks or service marks owned by any member of the Nextel Group, NWIP will amend Exhibit A to the Trademark License Agreement to provide the Company with the right to use such additional marks as provided. In the case of licensed or other non-owned names or marks, NWIP will provide the Company the right to use such name or marks, but only to the extent that use by the Company is consistent with (and will not result in any additional costs or other adverse effects or consequences to the Nextel Group under) the agreements with the third parties that own or license the marks or names to Nextel, and subject to the Trademark License Agreement, or, in the case of non-owned marks, a license agreement in substantially the same form. If, after using its reasonable best efforts, neither NWIP nor the Company can obtain for the Company the right to use a name or mark that is not owned by a member of the Nextel Group and if the NDS offers a service that is distributed and identified primarily with that name or mark, that service cannot be a Required Service unless the Company is afforded the right to use that name or mark on the same terms as the NDS. If Nextel elects to make a material change in its brand identity, NWIP will notify the Company and the Company will be required to implement such change in the same manner and time frame as Comparable Service Areas of the NDS, provided that if such change is to be implemented in fewer than twelve months, NWIP will compensate the Company for its reasonable out-of-pocket costs attributable to such change.

               B. The Company will have an opportunity to participate in and contribute to discussions regarding the NDS's future marketing and advertising plans as they relate to United States marketing, but final decisions relating to such plans will be made by Nextel, in its sole discretion.

          8.2 Brand Awareness. As part of its national branding strategy, Nextel and the NDS engage in national advertising, promotions, and sponsorships. Unless NWIP agrees otherwise in writing, Nextel and/or the NDS retains the exclusive right to advertise in national publications or other national media. Nextel and the NDS can place advertisements advertising a price structure consistent with Exhibit 9.1A in regional and/or local publications or other regional and/or local media anywhere in the United States, but NWIP will provide the Company advance notice of such advertising, if it is reasonably intended or designed for circulation or exposure in the Territory.

          8.3 Creative Services. The NDS use outside agencies for creative development of their advertising and direct mail literature. NWIP will make creative work developed in-house available to the Company for use in local advertising, and NWIP will use its best reasonable efforts to induce such outside agencies to agree to permit the Company to use creative work done for any member of the Nextel Group on the same terms as were extended to the NDS by the outside agency. The Company's advertising will be consistent with specific creative standards as will be outlined from time to time by NWIP, so long as such creative standards are substantially identical to those being adhered to by the NDS. The Company will have the option to contract with any of the outside agencies used by the NDS for creation of local advertising or direct mail literature in compliance with NWIP standards, and the Company may also elect to use another agency provided that any creative work used by the Company in its advertising or direct mail literature must meet such NWIP standards. In the event the Company wishes to deviate from the NDS creative standards for advertisements, the Company must first obtain NWIP approval. NWIP will use its best reasonable efforts to respond to such requests as promptly as practicable. The Company will make available to NWIP (for use by the NDS) any creative work done by or for the Company on the same terms as NWIP makes available to the Company creative work done by or for the NDS.

          8.4 Media Services. The NDS use an outside agency for planning and placement of their advertising in the media. The Company will have the option to contract with that outside agency for such services in the Company's local service areas, and NWIP will use its best reasonable efforts to induce the outside agency to agree to permit the Company to obtain the same terms for such services as were extended to the NDS by the outside agency. The Company may utilize other media buyers or outlets at its sole discretion. If planning and placement of advertising are performed in-house, the Company will have access thereto on the same basis as the NDS. The NDS and the Company each have the right to advertise in their respective territories. Outside their territories:

               A. National advertising, and any advertising, whether national, regional or local, outside the United States, will be the exclusive right of the Nextel Group.

               B. Each of (a) NWIP, Nextel and the NDS and (b) the Company have the right to place advertising focused within its territory that results in incidental or unavoidable extra-territorial publication (e.g., out-of-state newspaper distribution).

               C. National indirect or national retail promotions (e.g., Hello Direct Catalogs) will be the exclusive right of the Nextel Group.

               D.   Each of the Nextel Group and the Company may, subject to
Section 8.8, maintain world wide website advertising.

          8.5 Direct Mail. Subject to the terms of any agreement between Nextel and/or the NDS and the agency, the Company will have the option to use the creative work developed for Nextel and the NDS by such agency for direct mail literature and can purchase direct mail pieces from such agency. The Company will have the option to contract with the supplier to obtain mailing lists previously acquired by Nextel and/or the NDS from Dun and Bradstreet or other sources that contain names of potential subscribers residing in the Territory. NWIP will use its best reasonable efforts to induce such sources to charge the Company no more than the same per name cost that is charged to Nextel or the NDS by Dun and Bradstreet. The Company may use other vendors in its sole discretion (but any materials sent out must comply with Section 8.7).

          8.6 Telemarketing. The NDS maintain a telemarketing operation that handles both inbound and outbound calls. Inbound calls are generally in response to Nextel's national advertising and the use of the 1-800-NEXTEL9 telephone number. The Company will have access to this inbound number and will be forwarded all calls or leads, which are generated from potential customers whose billing address is located in the Territory. Beginning one month before service is expected to launch in a Section of the Territory, the Company will be required to provide NWIP with contacts within the Company to receive such leads, and the Company will insure that the designated employees contact these leads within 72 hours of receipt. The Company may contract with any outside vendor to handle inbound calls generated by other mediums that have been specifically tailored by the Company (i.e., non 1-800-NEXTEL9 calls).

          8.7 Collateral Marketing Materials. NWIP will be responsible for obtaining collateral materials (including, without limitation, sales sheets, spec sheets, product brochures) that have been designed by or for the NDS, and will make these designs available to be used by the Company. The Company will be allowed to use collateral materials that vary materially from those designed by or for the NDS only with the approval of NWIP. NWIP will use its best reasonable efforts to respond to any requests for the Company's use of previously unauthorized designs as promptly as practicable. The Company may enter into a contract with the vendor used by the NDS for production and fulfillment of collateral orders. The Company will have the option to contract with any of the outside agencies used by the NDS for creation of collateral marketing materials in compliance with the then existing standards that are in effect with respect to substantially identical collateral marketing materials of the NDS. NWIP will use its best reasonable efforts to enable the Company to obtain such work at the same rates as are charged to the NDS. The Company may elect to use another agency provided that any creative work used by the Company in its advertising or direct mail literature must meet the then existing relevant standards for such advertising or direct mail literature of the NDS. The Company may elect to use another vendor for production and fulfillment provided the designs used by the Company are approved by NWIP as provided in this Section 8.7, such approval not to be unreasonably withheld. The Company will make available to NWIP (for use by the NDS) any collateral marketing materials developed by or for the Company on the same terms as the materials available to the NDS are made available to the Company.

          8.8 World Wide Website. Nextel maintains a site on the world wide web that provides certain information, including a description of services available to potential customers. The Company must provide a link to Nextel's website, and NWIP will cause Nextel to provide a link to the Company's website, but in each case with a disclaimer that, among other things, expressly disclaims the referring party's responsibility for the accuracy and completeness of any information on the other party's website. The Company will be required to provide on its website and to update on a regular basis, coverage maps, rate plans, and other relevant information for service areas that have launched service. Except for the link to the Nextel website, any description on the Company's website of Nextel or the NDS or services offered by Nextel or the NDS will be used only with NWIP's prior approval. Any customer leads that are generated from either party's website that pertain to the service areas of the other will be forwarded to the other party as promptly as reasonably possible. The recipient will contact these leads as promptly as practicable. In the future, Nextel expects to automate its website to automatically activate and fulfill a customer order placed on the website. If the Company elects to use Nextel's website activation service, the Company will pay for Nextel's operational costs of activation of customers in the Territory.

          8.9 Market Research. The NDS conduct primary market research, including research to support product development, market trials, advertising, promotion, pricing, network deployment, segment identification, billing, ergonomics, voice quality performance and retention, as they consider appropriate to the needs, growth, and development of their respective businesses. In the past, such research has been used to supplement new product development, identify target customer segments, and to tailor the Nextel brand message. The Company will have the opportunity to participate in and contribute to discussions regarding any significant future market researching activities proposed to be conducted by or for the NDS, but final decisions relating to such plans will be in NWIP's sole discretion. The Company will be provided with the results of all such market research conducted by the NDS. If the Company or any of its Subsidiaries conduct primary market research, NWIP will be provided with the results of all such market research.

          8.10 Subscriber Transfer Fee. In the event a digital subscriber moves between the territory of any NDS and the Territory and becomes a subscriber of any NDS or of the Company in the new territory, the recipient of the subscriber's business shall pay to the other party the sum of $200 for each such subscriber.

                         9. SERVICE AND EQUIPMENT PRICING

          9.1  Service Pricing Structure.

               A. The Company will adhere to the NDS established nationwide service pricing structure set forth in Exhibit 9.1A as amended from time to time by NWIP. The Company will have an opportunity to participate in and contribute to discussions regarding modifications to the existing specific pricing structures or introduction of new or replacement specific pricing structures, but final decisions relating to such pricing structures will be made by NWIP, in its sole discretion. Subject to the Company's rights to participate in the relevant pricing structure decision making process described in the preceding sentence, NWIP or the NDS may revise its service pricing structure at any time in its sole discretion. The Company is required to implement in the Territory pricing structures that NWIP or the NDS have generally implemented in Comparable Service Areas or Comparable Sections. The Company will be required to implement any pricing structure that is implemented by the NDS on a national level. Pricing structure for purposes of this Section 9.1 does not include determination of the rates left to the Company's discretion under Section 9.2. Notwithstanding anything to the contrary in this paragraph, the Company's obligation under this Section 9.1A to implement any service pricing structure (not set forth on Exhibit 9.1A on the date hereof) is subject to Section 7.04 of the Shareholders' Agreement, provided that the Company's obligation to implement any service pricing structure and Nextel's obligation to comply with such
Section 7.04 terminates when no member of the Nextel Group owns an equity interest in the Company.

               B. The Company may, from time to time, propose to NWIP the adoption of a service pricing structure that is outside the framework of
Exhibit 9.1A. The proposal must include (i) the proposed pricing structure, (ii) a plan to test the proposed pricing structure in up to two Build Areas in the Territory, (iii) the schedule for the test and the Company's proposed criteria and methodology for determining and interpreting the results of the test. The Company will supplement its proposal and provide such additional detail as NWIP may reasonably request. NWIP's approval of the proposed test plan will not be unreasonably withheld, but NWIP's approval of the test plan is not concurrence by NWIP that the results of the test demonstrate that the proposed pricing structure is acceptable. If NWIP approves the test plan, the Company may implement the plan, but the Company can make no material change in the test plan without obtaining NWIP's prior approval (which will not be unreasonably withheld). Promptly following the conclusion of the test, the Company will report the test results to NWIP. If the Company and NWIP agree that the test demonstrates that the proposed pricing structure is acceptable, the Company may implement the proposed pricing structure in the Territory. Testing or implementation of a pricing structure that has been approved by NWIP under this
Section 9.1B will not affect (1) the service(s) that the Company is required to provide to a customer of the NDS in the Territory, (2) the service(s) that an NDS is required to provide to a Company customer in the service area of that NDS, nor (3) the charges that NWIP and the Company will pay to each other for such services under the this Agreement or any of the relevant Collateral Agreements.

          9.2 Service Pricing Plans - Local. The Company will be responsible for developing and executing local pricing plans in the Territory that are consistent with the service pricing structure established under Section 9.1 as well as with the capabilities of the information systems platform used by the NDS (more specifically addressed in Section 5.8). The Company will be responsible for setting local rates for basic monthly access and air time, determining the number of minutes included with various plans, and determining the price points for enhanced services (including, without limitation, voice mail and short message service). The Company is also responsible for setting the local price points for additional services (including, without limitation, installation, repair, and warranty prices), and service add-ons (including, without limitation, fees for joining DAP affinity groups, and disabling cellular capability). Along border areas between the service areas of the Company and NDS territories, NWIP (by coordination with the NDS) and the Company (by coordination with Opco and its other Subsidiaries) will cooperate with each other to promote Nextel services (whether provided by the Company or the NDS) as opposed to the services of competitors, including avoiding the use or implementation of pricing plans that might result in customers switching between the Company and the NDS territories.

          9.3 Service Pricing Plans - National. The NDS enter into contracts with customers requiring service in multiple service areas across the country ("National Accounts"). The Company will have the opportunity to participate in and contribute to discussions regarding National Account pricing plans, but final decisions relating to such contracts will be made by NWIP (or another member of the Nextel Group) in its sole discretion. To maintain consistent pricing for National Accounts, the Company will be required to honor the pricing plans established by the NDS for National Accounts and will be entitled to obtain the benefit of those plans in the Territory, provided that the rate, or the negotiated discount to local rates, is the same for both the Company and NDS service areas except that the Company will not be required to provide service to such customers at less than the Company's cost of service. In the event the Company or any of its Subsidiaries fulfills the requirements set forth in Sections 11.A and 11.B and the Company establishes National Accounts, the NDS will be required to honor the pricing plans established by the Company or any of its Subsidiaries for National Accounts and will be entitled to obtain the benefit of those plans in the Territory, provided that the rate, or the negotiated discount to local rates, is the same for both the Company and NDS service areas, and provided that the NDS will not be required to provide service to such customers at less than the NDS' cost of service. If the NDS acquires a local customer, which requires service in the Company's service area in addition to service in the NDS' service area(s), the NDS will be permitted to establish a National Account rate plan that is consistent with the National Accounts pricing schedule that is then in effect and being utilized by the Company (as the same may be amended from time to time). The National Account pricing schedule(s) in effect from time to time will be honored by the Company and by all of the NDS; provided, that the rate, or the negotiated discount to local rates, is the same for all of the NDS' and the Company's service areas.

          9.4 Service Pricing Plans - International. Nextel and the NDS have and expect to continue to enter into reciprocal agreements with international wireless carriers to further the goal of worldwide contiguous service. If such agreements do not discriminate against the Company and the Company is entitled to all rights and other privileges granted as part of such agreements to the Nextel Group member that is the relevant contracting party, then after any such agreement has been provided to the Company (if NWIP is able to make suitable arrangements, using its best reasonable efforts with the relevant international carrier), the Company will become a signatory party (by amendment, addendum or other suitable means) to such agreement and thereafter will honor the terms of such agreement. If at any time (i) none of the Company, Opco, or the Company's other Subsidiaries are sharing elements of the NDS ESMR Network, (ii) the Company or Opco has its own service provider code, (iii) the Company, Opco or the Company's other Subsidiaries enter into reciprocal agreements with international wireless carriers, and (iv) such agreements do not discriminate against any member of the Nextel Group and the members of the Nextel Group are entitled to all rights and other privileges granted as part of such agreements to the Company or the Subsidiary of the Company that is the relevant contracting party, then, after any such agreement has been provided to the members of the Nextel Group (if the Company is able to make suitable arrangements, using its best reasonable efforts with the relevant international wireless carrier), the members of the Nextel Group will become signatory parties (by amendment, addendum or other suitable means) to such agreement, and thereafter will honor the terms of such agreements. The Company shall have no liability under any of the agreements described in this Section 9.4 for any act or activity thereunder involving any member of the Nextel Group or its customers, and no member of the Nextel Group shall have any liability under any such agreement for any act or activities thereunder involving the Company or any of its Subsidiaries or any of their customers.

          9.5. Subscriber Equipment Pricing. The Company will be responsible for determining the price points for sale of subscriber equipment, including handsets and accessories, for both direct and indirect distribution outlets of the Company in the Territory, provided, that indirect dealers and national retailers will be allowed to determine their own price points for such equipment. The price for equipment and accessories to be sold to National Accounts covered by Sections 11 A-C must be consistent with Nextel's National Accounts pricing schedule that is then in effect and is being utilized by the NDS, as updated from time to time. The Company will purchase equipment and accessories manufactured by or for Motorola directly from Motorola as discussed in Section 5.2A. Except for authorized National Accounts (as discussed in
Section 11), other sales as discussed in Section 10, and as otherwise is provided in this Section 9.5, the Company and each NDS each has the exclusive right to sell ESMR Network subscriber equipment and accessories in its geographic territory and neither of them will sell ESMR Network subscriber equipment or accessories outside its territory without prior approval of the other.

                           10. SALES AND DISTRIBUTION

          10.1 Objective. The sales and distribution objective of the NDS and the Company is to maximize product placement within their respective territories to allow them to more effectively compete with other telecommunications service providers.

          10.2 Local Sales and Distribution. Subject to the Company's obligations under Section 10.3 and the last sentence of this Section 10.2, the Company will have complete flexibility in the Territory to develop and manage both direct and indirect distribution channels at the local level. The Company will require local indirect dealers to adhere to the same terms and conditions as are generally applicable to any "Nextel Communications" authorized local indirect dealer. The Company will not establish any indirect distribution channel that will result in distribution in both NDS and the Company territory, unless NWIP has approved such action.

          10.3 National Indirect Distribution. The NDS have and expect to continue to enter into contracts with both national authorized dealers (e.g., Hello Direct) and national retailers (e.g., Ritz Camera). The Company will have the opportunity to participate in and contribute to discussions regarding contracts with national authorized dealers and national retailers, but final decisions relating to such contracts will be made by NWIP (or another member of the Nextel Group) in its sole discretion. The Company will share in the benefits available under such agreements on a basis that is equitable under the circumstances and be required to support any national indirect distribution outlets in the Territory that are covered by a contract with any member of the Nextel Group. NWIP will be responsible for supporting the operational aspects of these contracts on a national level, in effect at the relevant time and applicable generally to the NDS, including activation and fulfillment in all territories and management of commission payments to the national distributors. The Company will be responsible for the costs of equipment subsidies, commissions, and all operational costs for subscriber unit sales and activation under these contracts in the Territory. The Company will also be responsible for providing local training and operational support of national promotions with such distributors and providing service that meets or exceeds the minimum performance standards set forth in this Agreement (and the relevant Collateral Agreements) to the customers of the distribution channel.

         10.4 Websites and Telemarketing. The Company and NWIP (on behalf of the NDS) will cooperate so that any sales made over the internet or using telemarketing are made by the Company if the purchaser is in the Territory and are made by the NDS if the subscriber is outside the Territory. To the extent this does not occur, the parties will make appropriate adjustments so that the subscriber receives service from the party with operations where the subscriber is located.

                      11. NATIONAL ACCOUNTS/PRIVATE SYSTEMS

               A. With the Nextel national network, the NDS have a unique opportunity to attract National Accounts and private systems users who are national in scope and size. These accounts and users vary from time to time and the NDS will have and exercise "exclusive" national negotiation rights to such accounts and users as NWIP has identified in writing to date and thereafter those that NWIP will periodically identify in writing to the Company, subject to the Company's approval, which shall not be unreasonably withheld. The Company is not permitted to market to these accounts or users without prior approval from NWIP.

               B. If a customer in the Territory requires multi-service-area coverage and requests a single point of contact for fulfillment and ongoing maintenance of the customer relationship, the Company may serve as the single point of contact if (i) the Company is able to provide the required service at a level at least equal to that provided by the NDS that would otherwise serve as the single point of contact; and (ii) the Company adheres to the established

NDS National Accounts activation and fulfillment process. Otherwise, the Company will transfer such customers to the National Accounts group or one of the regional markets of the NDS for fulfillment and ongoing maintenance of the customer relationship. Subject to the Company's meeting the service requirements and adherence to the activation and fulfillment requirements set forth above, the Company and NWIP will exercise reasonable judgment as to which party should logically be the point of contact for a customer based on, among other factors, location of traffic generated by the customer and location of the customer's headquarters.

               C. Each subscriber handset that is part of a National Account will be treated as a subscriber of either the Company (or one of its Subsidiaries) or one of the NDS based on the telephone number of the handset. Calls made by that handset will be treated accordingly, and each of the Company and the NDS will include in its revenue the revenue from subscribers with phone numbers based within their respective service areas without regard to whether the bill is prepared and sent by Nextel (or an NDS) or the Company (or one of its Subsidiaries).

               D. In addition to National Accounts, NWIP has identified a category of customers who have traditionally built and operated private communications systems for internal use. As part of their marketing effort, the NDS typically seek to provide a virtual private network ("VPN") solution for such customers, which blends the private system control and exclusivity with the national ESMR Network of the NDS. Nextel has had discussions with Motorola regarding a contract that would permit Motorola to market and serve specific customers who are interested in a VPN solution on an exclusive basis. Should the Company elect to provide a VPN solution to its customers, it will be required to do so under the terms of any contract between any member of the Nextel Group and Motorola and/or one or more of its Subsidiaries.

                     12. BREACH; DEFAULT; DISPUTE RESOLUTION

          12.1 Non-Material Breach. Remedies for breaches of this Agreement or any of the Collateral Agreements that are not Material Breaches as defined in
Section 12.2 or 12.3 shall be governed by this Section 12.1. If either party gives notice to the other of a breach that is governed by this Section 12.1, the breaching party must either (i) remedy the breach within 15 days of receiving notice, (ii) if the breach cannot be remedied in 15 days, formulate a reasonable plan to remedy the breach as promptly as practicable and deliver a copy of such plan to the other party within 15 days (a "Remedial Plan") and commence implementation of the Remedial Plan as promptly as reasonably possible or (iii) dispute the occurrence of a breach in accordance with Sections 12.6 and 12.7 and prevail in the assertion that no breach has occurred. If the party receiving a Remedial Plan believes that the length of time provided for remedy of the relevant breach is unreasonably long, such party may request that a reasonable time to effect such remediation be determined in accordance with Sections 12.6 and 12.7. If at the expiration of the period for cure (under clause (i) or (iii) of the preceding sentence, 15 days; under clause (ii) the time period stated in the Remedial Plan or the time period determined pursuant to Sections 12.6 and/or 12.7, as applicable) no cure has been accomplished, the non-breaching party will have the right to remedy the breach with its own or third party forces and to recover its costs of doing so from the breaching party, or, where such a remedy is not practical, to recover damages for the breach and to pursue any other remedy at law or under this Agreement or the Collateral Agreements, provided, however, that in the case of a dispute under clause (iii), the ultimate rights and obligations of the parties will be determined pursuant to Sections 12.6 and
12.7. Notwithstanding the foregoing, in no event will the Company be permitted to operate or to exercise any control over the business or systems of Nextel or any of its Affiliates (other than the Company's own business and systems), and in no event, except as provided in this Agreement or the Collateral Agreements, is any member of the Nextel Group permitted to operate or to exercise any control over the business or systems of the Company. Notwithstanding anything in this Section 12.1 to the contrary, in the event of any conflict or inconsistency, relating to or arising from any breach involving the provision of goods, services or systems pursuant to this Agreement or any of the Collateral Agreements, between the provisions of this Section 12.1 and Section 2.6, the parties agree and acknowledge that Section 2.6 shall govern.

          12.2 Company's Material Breach. The Company's failure to comply with provisions of this Agreement or any of the Collateral Agreements in any of the following ways shall be deemed to be a Material Breach:

               A. in any Build Year, a delay of 180 days or more (based on the Schedule set out on Exhibit 6) of (i) the launch for any two Sections, or
(ii) the completion of the Build Out in any two Sections;

               B.   materially failing to offer a Required Service as set out in
Section 6.1;

               C. failing to meet either the network performance requirements set out in Section 7.1 or the customer care standards set out in Section 7.2 for 3 consecutive months or for 6 months in any 12-month period;

               D. failing to a material degree to adhere to the Pricing Structure set out in Section 9.1 or to the brand strategy set out in
Section 8.1;

               E. repeatedly failing to pay amounts due to NWIP under this Agreement or any of the Collateral Agreements where the cumulative amount due is greater than $1,000,000;

               F. failing to take actions or taking actions in breach of its contractual obligations to NWIP that (i) adversely affects Partner Frequencies and materially and adversely affects the Company's ability to launch service or operate two or more Sections of the Territory or that (ii) adversely affects Partner Frequencies with a fair market value of $10 million or more;

               G.   failing, after notice and an opportunity to cure under
Section 12.1, in any other material respect to construct and operate the ESMR Network in the Territory in compliance with its contractual obligations to NWIP;

               H. any other act or omission in breach of its contractual obligations to NWIP that, following notice and failure to cure under
Section 12.1, prevents NWIP from realizing a material benefit of any of this Agreement or any of the Transaction Documents or other agreements between the Company or any of its Subsidiaries and NWIP or any other Transaction Documents between NWIP and any other holder of Equity in the Company relating to the transactions contemplated hereby.

          12.3 NWIP's Material Breach. The Nextel Agreement no longer being in full force and effect (or any assertion by Nextel to such effect) or NWIP's failure to comply with provisions of this Agreement or any of the Collateral Agreements in any of the following ways shall be deemed to be a Material Breach:

               A. materially failing to provide spectrum, access to network systems or services, including switch access, or to Nextel developed technology as required herein or pursuant to the terms of the relevant Transaction Documents, as appropriate;

               B. committing any act or omission in breach of its contractual obligations to the Company that materially adversely affects the Company's ability to operate an ESMR Network in the Territory in a manner consistent with the ESMR Network in areas in the United States served by NWIP or the NDS;

               C. committing any act or omission in breach of its contractual obligations to the Company, including failure to timely supply spectrum, access to network systems or services or to any Nextel developed technology required by this Agreement or any of the Collateral Agreements, that materially delays or otherwise materially adversely affects the Company's ability to achieve Build Out or to launch service;

               D. repeatedly failing to pay amounts due to the Company under this Agreement, any of the Collateral Agreements or Sections 7.03 or 7.04 of the Shareholders' Agreement where the cumulative amount due is greater than $1,000,000;

               E. any other act or omission in violation of this Agreement, any of the relevant Collateral Agreements, or Sections 7.03 or 7.04 of the Shareholders' Agreement that, following notice and failure to cure under
Section 12.1, prevents the Company from realizing a material benefit of any of this Agreement or any of the Transaction Documents or other agreements between the Company or any of its Subsidiaries and NWIP, or any other Transaction Documents between the Company and any other holders of Equity in the Company relating to the transactions contemplated hereby.

          12.4 Procedures for a Material Breach. In the event of a Material Breach, after written notice of such a Material Breach, the breaching party must
(i) remedy the breach within 15 days of receiving notice, (ii) if the breach cannot be remedied in 15 days, formulate a Remedial Plan and deliver a copy of such Remedial Plan to the non-breaching party within 15 days and commence implementation of the Remedial Plan as promptly as reasonably possible or (iii) dispute the occurrence of a Material Breach in accordance with Sections 12.6 and
12.7 and prevail in the assertion that no Material Breach has occurred. If the party receiving a Remedial Plan believes that the length of time provided for remedy of the relevant breach is unreasonably long, such party may request that a reasonable time to effect such remediation be determined in accordance with Sections 12.6 and 12.7. If at the expiration of the period for cure (under clause (i) or (iii) of the preceding sentence, 15 days; under clause (ii) the time period stated in the Remedial Plan or the time period determined pursuant to Sections 12.6 and/or 12.7, as applicable) no cure has been accomplished, the non-breaching party will have the right to remedy the breach with its own or third party forces and to recover its costs of doing so from the breaching party, or, where such a remedy is not practical, to recover damages for the breach and to pursue any other remedy at law or under this Agreement or the relevant Collateral Agreements, provided, however, that in the case of a dispute under clause (iii), the ultimate rights and obligations of the parties will be determined pursuant to Sections 12.6 and 12.7. Notwithstanding the foregoing, in no event will the Company be permitted to operate or to exercise any control over the business or systems of the Nextel Group (other than the Company's own business and systems), and in no event, except as provided in this Agreement or the relevant Collateral Agreements, shall any member of the Nextel Group be permitted to operate or to exercise any control over the business or systems of the Company.

          12.5 Excusable Delay/Time Extension. An Excusable Delay in either party's performance of any obligation under this Agreement or any of the relevant Collateral Agreements means any delay caused by an event that is beyond the reasonable control of the party with the duty of performance (which shall include the duty to exercise reasonable foresight and/or precautions) and is not primarily attributable to the fault or negligence of that party, including any delay arising from one of the following: acts of any government in its sovereign capacity, which shall include zoning or licensing actions; war or insurrection; strike or work slowdown; extreme weather; fire, earthquake, flood, epidemic, or quarantine restriction; and acts of God. To the extent that any delay in NWIP's or the Company's performance of any of its own obligations under this Agreement or any of the Collateral Agreements is proximately caused by inability or failure of the other party or its Affiliates to fulfill its obligations under such agreement, such delay shall also be an Excusable Delay. Excusable Delay includes delay caused by the inability to acquire rights to use or manage the use of frequencies but only if all commercially reasonable efforts have been made to mitigate the consequences, including, without limitation, construction of additional cell sites to maximize use of frequencies that are available to the Company (such delay, a "Frequency Delay"). Where performance is delayed by reason of an Excusable Delay, the time for performance, and any otherwise applicable time limit, schedule or deadline, shall be extended for a period of time equal to the period of Excusable Delay.

          12.6 Alternate Dispute Resolution.

               A. In the case of any dispute arising between the parties in connection with the interpretation or performance of this Agreement, or with the interpretation or performance of any Collateral Agreement, or any other dispute between the parties relating to this contractual joint venture, before either party may initiate a formal proceeding in any tribunal, including arbitration or judicial proceedings, the parties will exhaust the Alternate Dispute Resolution Process provided in this Section 12.6. The party wishing to initiate a proceeding shall provide written notice to the other party that includes all elements required to be included in the arbitration demand under Section 12.7.

               B. Within five business days of receipt of the notice, one or more executives of each party, including at least one executive from each party not lower than the first executive tier below President or Chief Executive Officer, will meet and seek to resolve the dispute. Not less than 30 days after the notice is given under Section 12.6A, if either party determines that further progress toward resolution is not taking place at that level, that party can give written notice to that effect, and within five business days of that notice the executive of each party at the highest level below the Board of Directors will meet and confer to seek to resolve the dispute. Following at least one such meeting, upon either party's determining that no further progress toward resolution is occurring at the highest executive level, and providing written notice to that effect, the Alternate Dispute Resolution Process will be concluded. Thereafter, any dispute in connection with the interpretation or performance of this Agreement, or with the interpretation or performance of any Collateral Agreement, or any other dispute between the parties relating to this contractual joint venture, shall be resolved by arbitration using the arbitration procedure set forth in Section 12.7.

          12.7 Arbitration. If the parties are unable to resolve a dispute under Section 12.6, either party may serve a demand for arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules ("Arbitration Rules") in which, in addition to any other requirements of those Rules, the party serving the demand states the specific nature of the claimed breach and the specific nature of and period for the cure allegedly required, and demands a determination by the arbitrators of the parties' rights together with any other relief sought (subject to the provisions of Sections 2.6 and 12.9F). Three arbitrators shall be chosen, and the proceedings conducted, in general accordance with the Arbitration Rules; provided, however, (i) the parties shall choose three arbitrators through a self-administered process of striking names from a list of potential arbitrators and shall not employ the method provided for in the Arbitration Rules; (ii) the rules of evidence employed in the federal courts at the time shall apply; and (iii) discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. The decision of the arbitrators will be final and binding on the parties to the maximum extent permitted under applicable law, and a final judgment may be entered on the award in any court of competent jurisdiction.

          12.8 Equitable Remedies

               A.   The rights and obligations of the parties enumerated in this
Section 12.8 are deemed by the parties to be so unique and fundamental to their bargain that, in the event of non-performance, it is agreed that the appropriate remedy is injunctive or other equitable relief. With respect to these obligations, the parties agree that damages alone are an inadequate remedy because not all damages will be ascertainable with any reasonable degree of certainty, and because the essence of the parties' bargain is for performance of these obligations. With respect to these obligations, the complex interrelationship of the elements of the parties' bargain is such that only performance (coupled with such other relief, including, without limitation, money damages, as any court, arbitration panel, or other appropriate tribunal may, subject to Sections 2.6 and 12.9F, deem appropriate) can restore the benefit of the bargain to the non-breaching party. The parties stipulate that, in the event of a dispute over any of the items enumerated below, neither party will urge, argue or claim that damages alone are an adequate remedy or should be the preferred remedy if the tribunal should determine that non-performance has occurred. The rights and obligations are:

               1. NWIP's and the Company's rights to the operation of an ESMR Network in their respective territories in accordance with this Agreement or any of the relevant Collateral Agreements and to performance of all actions provided for in this Agreement or in such Collateral Agreements that are necessary to achieve such operation.

               2. The Company's and NWIP's rights to the use of spectrum as provided herein and in any applicable Collateral Agreement, where the failure to honor such rights (following notice and an opportunity to cure) materially and adversely affects either (i) the Company realizing the benefits of NWIP's obligation to provide spectrum as described in Article 4 or the Interim Management Agreement or (ii) NWIP's (or other members of the Nextel Group's) realizing the benefits of the Company's obligation to (a) provide spectrum as described in the Analog Management Agreement or (b) transfer to NWIP (or its designee) any SMR Frequencies as required pursuant to Section 4.14 or 4.16, as appropriate.

               3. NWIP's obligations to provide access to network systems and services, including switch access, and access to any Nextel developed technology where the failure to do so (following notice and an opportunity to cure) materially and adversely affects the Company's ability to achieve the Build Out schedule or performance requirements required by this Agreement or any of the relevant Collateral Agreements, provided that the Company's failure to avail itself of opportunities to obtain equivalent technology or network systems and services from other sources in a timely manner will be considered in determining whether a material, adverse effect has resulted from NWIP's failure to perform.

               4. The Company's rights (subject to its compliance with the requirements of this Agreement or any of the relevant Collateral Agreements) to be the exclusive operator in the Territory of a digital wireless communication system using the Partner Frequencies.

               5. NWIP's approval rights under this Agreement and any such approval rights so designated under the Transaction Documents.

               6. The Company's obligations to (i) timely meet its Build Out obligations under Section 6.2, (ii) adhere to service pricing structures as required by Section 9.1, (iii) take or refrain from taking particular actions relating to the acquisition, maintenance, disposition, preservation and use of frequencies in the Territory in accordance with Article 4, and NWIP's rights related to each of the foregoing.

               B. Where the non-breaching party cannot be fully restored to the position it would have enjoyed in the event of timely performance of the obligation to which an order of specific performance relates without additional relief, including monetary compensation (subject to Sections 2.6 and 12.9F), this subsection shall not preclude the award of such supplemental relief in addition to (but in any event not in lieu of) specific performance. This subsection is also not intended to limit judicial or arbitrator discretion in ordering specific performance with respect to other obligations of the parties where such a remedy is determined by the tribunal to be appropriate in the circumstances.

          12.9 Damages and Termination for Material Breach.

               A. Procedure. If a Material Breach occurs and is not timely cured or disputed under clause (iii) of Section 12.4 or if the breach is not capable of cure, then, in addition to its other remedies as provided herein, the non-breaching party ("Claimant") may terminate this Agreement and all other agreements in force between the parties other than the Shareholders'

Agreement, but only strictly in accordance with this subsection and subject to the limitations on remedy provided for in this Section. Following the expiration of the applicable notice period, Claimant must proceed as follows in order to exercise any right of termination: (1) pursue the Alternate Dispute Resolution Process described in Section 12.6; and (2) at the conclusion of that Process proceed with arbitration under Section 12.7. In addition to resolving any other issues presented by the parties, the arbitrators shall determine whether a Material Breach has occurred, whether additional time should be allowed for cure, whether damages should be awarded and whether and under what circumstances a right of termination shall exist under the criteria of this Section 12.9. Only upon and in accordance with a determination by the arbitrators that a right of termination exists shall Claimant exercise, or purport to exercise, any such right, and no such right shall exist except as specifically provided in this Agreement or in the relevant Collateral Agreements.

               B. Right to Nextel Name and Trademarks. In the event the arbitrators determine that the Company has committed a Material Breach, NWIP shall be entitled to terminate the Trademark License Agreement and, subject to the provisions of the Trademark License Agreement, withdraw any right the Company has to the continued use of the Nextel name and Nextel trademarks, if the arbitrators determine, taking into account the harm that the Material Breach caused to the licensed marks, that termination of the Trademark License Agreement is an appropriate remedy in the circumstances. In the event the arbitrators determine that NWIP has committed a Material Breach, the Company shall be entitled to maintain the Trademark License Agreement if, notwithstanding the termination of this Agreement and all other Collateral Agreements, the arbitrators determine that continuation of the Trademark License is appropriate in the circumstances.

               C. Determination Required for Termination Remedy. Termination shall be an available remedy only if the procedure of Section 12.7 is followed and the arbitrators make the following determinations:

                    (i)  There has been a Material Breach.

                    (ii) Neither an order of specific performance nor an award of damages nor a combination of the two will substantially restore the benefit of the bargain to the non-breaching party in the absence of termination.

                    (iii) Termination is an equitable remedy under all of the facts and circumstances, including any conditions or limitations the arbitrators impose in connection with termination to achieve equity.

               D. Termination Awarded to NWIP. If NWIP is the Claimant and NWIP has sought and has been awarded termination of all the agreements in force between the parties as a remedy, then, if at that time any member of the Nextel Group owns an equity interest in the Company, NWIP must acquire pursuant to
Section 5.1(a)(i)(C) of the Company's Restated Certificate of Incorporation for a price equal to 80% of the Company Equity Value as described in the last sentence of Section 5.1(a)(iii) thereof all outstanding capital stock (excluding any shares of the Company's Series B Preferred Stock owned by any member of the Nextel Group) and any other equity interests in the Company. The balance of the Company Equity Value, under such Section 5.1(a)(iii) will be retained by NWIP as liquidated damages for any breach occurring prior to or in connection with the events giving rise to such termination and to compensate for the unascertainable damages arising from such termination, and no additional compensation shall be owing for any damages resulting from such a breach or termination.

               E. Termination Awarded to the Company. If the Company is the Claimant, and the Company has sought and has been awarded termination of all the agreements in force between the parties as a remedy, and if at that time any member of the Nextel Group owns an equity interest in the Company, as liquidated damages for all breaches occurring prior to or in connection with the events giving rise to termination and to compensate for the unascertainable damages arising from such termination, the Company will be entitled at its option, to entry of an order requiring that NWIP must pay pursuant to Section 5.1(b)(i)(D) of the Company's Restated Certificate of Incorporation a sum equal to the amount described in Section 5.1(b)(iii)(D) thereof and no additional compensation will be owing for any damages from such termination, or for any breach occurring prior to or in connection with the events giving rise to such termination. In the event that the Company requests a ruling on its right to terminate and is determined to be entitled to terminate one or more Substantial Agreements, but elects not to terminate, then the Company will be entitled to entry of an order requiring the price to be paid by NWIP upon the subsequent exercise of the NWIP Call Right to be no less than (x) the Company Equity Value determined under the Shareholders' Agreement as of a point in time immediately prior to the breach(es) that resulted in the termination, plus (y) an amount equal to 20% of the amount described in clause (x) (the "Premium"), minus (z) NWIP's proportionate share of such sum (but the decision whether or not to exercise such option shall remain in the sole discretion of NWIP). The Premium amount included in the price paid by NWIP will constitute liquidated damages for any breach occurring prior to or in connection with the events giving rise to the right to terminate, and to compensate for the unascertainable damages arising from such termination, and no additional compensation shall be owing for any damages resulting from such a breach or for any breach occurring prior to or in connection with the events giving rise to the order.

               F. Limitations on Demages. Neither NWIP (nor any other member of the Nextel Group) nor the Company (nor Opco, nor any other Affiliate of the Company) is entitled to seek or recover consequential, punitive or exemplary damages in respect of this Agreement or the Collateral Agreements or any other agreement between the Company or any of its Subsidiaries, on the one hand, and NWIP or any other member of the Nextel Group, on the other, under any circumstances or for any reason including, without limitation, upon or in connection with any termination of this Agreement or any of such other agreements. Consequential damages are, without limitation, lost profits, lost revenue and the like but do not include the actual costs incurred in obtaining substitute performance where there has been a failure to perform an obligation under an agreement. This Section 12.9F shall not limit any party's right to full recovery of liquidated damages as provided in Section 12.9E.

                                13. MISCELLANEOUS

          13.1 Choice of Law. This Agreement and each of the Collateral Agreements shall be governed by New York law, provided that those portions of this Agreement, the Interim Management Agreement and the Analog Management Agreement that involve topics covered by FCC Rules shall be governed thereby.

          13.2 Attorneys Fees. If a dispute relating to this Agreement or any Collateral Agreement, or any transaction or matter contemplated hereby or thereby, results in any proceeding (arbitration, litigation or other proceeding), the judge's, arbitrator's or panel's decision or award may provide that the prevailing party shall be entitled to recover reasonable attorneys' fees, expenses and costs from the non-prevailing party, and the amount of the fees, expenses or costs so recoverable.

          13.3 Pass-Throughs. If the Company cannot obtain from a third party any product or service that is necessary for the Company to perform its obligations under one or more of this Agreement or any of the Collateral Agreements, then, as an accommodation to the Company, NWIP will make available to the Company the product or services that is available to the NDS that the Company has been unable to obtain. NWIP will have no obligation to make this accommodation if it would breach the terms of or would otherwise result in any adverse effect or consequence (other than any additional costs or charges that the Company will pay as required by the last sentence of this Section) to NWIP or to any member of the Nextel Group under any agreement with a third party. NWIP and the other members of the Nextel Group retain the right to modify or terminate their agreements with third parties, in their sole discretion and without any liability or responsibility to the Company. If any product or service is made available to the Company by a pass-through as contemplated by this Section, the Company will look solely to the third party for performance. Neither NWIP nor any member of the Nextel Group makes any representation or warranty and none of them will have any liability for the failure of the third party to perform. If there is any cost or charge to any member of the Nextel Group for a pass-through arrangement, NWIP need not make it available to the Company until the Company has paid such cost or charge.

          13.4 [RESERVED]

          13.5 Monitoring. In addition to specific monitoring rights contemplated elsewhere, the Company and NWIP will have the right to such periodic reports from each other as they may reasonably request from time to time, and NWIP has the right (which may be exercised at reasonable times and on reasonable advance notice by appropriate representatives) to inspect and audit the Company's operations to confirm compliance with this Agreement or any of the Collateral Agreements (and the Company will have the right of access to the NWIP and/or NDS operations also at reasonable times and on reasonable advance notice, in order to permit the Company and its personnel to understand such operations in order that the Company may comply with the terms of this Agreement or any of the relevant Collateral Agreements). Absent an emergency, inspections and audits shall be during normal business hours.

          13.6 Payment.

               A. NWIP will submit to the Company after the end of each calendar month a reasonably detailed invoice listing (i) all charges due and payable by the Company or Opco to NWIP under this Agreement or any Collateral Agreement for the prior month (including pass-throughs for telco or other third party charges, if any), and (ii) all charges due and payable by NWIP to the Company or Opco under this Agreement or any Collateral Agreement for the prior month. After the amounts under clause (i) and (ii) of the preceding sentence have been netted against each other, the party that owes the other will pay such invoice in full within thirty (30) days of receipt thereof, without deduction or offset.

               B. In the event a billing dispute arises between the parties, the party with an amount owing will pay 100% of the disputed amount by the payment due date. If the Company believes that any invoice is incorrect, not more than 30 days after the date of the invoice, it will provide NWIP with a written explanation of the discrepancy or claimed error. NWIP will review any written explanation received from the Company within ten business days of receipt thereof and respond thereto by either (i) making an appropriate correction, or (ii) sending to the Company a written explanation with reasonably detailed supporting information describing why NWIP does not believe a billing error has been made. If, upon review of NWIP's response, the Company reasonably still believes that a billing error exists, the parties will resolve their dispute under Article 12.

               C. A late payment charge of the greater of one and one-half percent (1-1/2%) per month or the maximum interest rate permitted by law will be applied to any unpaid balance of any invoice delivered under this Section 13.6, if the payment is not paid by the due date. Late payment charges will be calculated by multiplying the total unpaid amount carried forward to a subsequent invoice by the applicable interest rate. The late payment charges hereunder are a penalty for a default of non-payment of any payment when due and will not be deemed interest payments. This late payment charge will be in addition to and not in lieu of any other remedies available to the party entitled to payment.

          13.7 Company Audit Right. If the Company or Opco is charged by NWIP either based on a pass-through of charges imposed by a third party on NWIP (or any other member of the Nextel Group) or based on a portion of the charges that any member on the Nextel Group pays to third parties, the Company will have the right, on reasonable advance notice and during regular business hours, to review the books and records of the NWIP (or the Nextel Group) relating to such third-party charges. The Company agrees that any information provided to it pursuant to this Section 13.7 (other than that relating solely to actual pass through charges billed to the Company) is confidential information to which
Section 13.10 shall apply.

          13.8 Company Personal Obligation.

               A. All of the Company's rights under this Agreement or any of the Collateral Agreements entered into as contemplated herein, including the Company's rights to use any frequencies made available by any member of the Nextel Group in the Territory and the rights to own and operate the ESMR Network in the Territory are personal to the Company. Subject to the foregoing and the approval of NWIP, the Company may (i) assign its rights and delegate its duties to wholly owned direct or indirect Subsidiaries, or (ii) subcontract or obtain from others products and services necessary to perform its obligations under this Agreement or any of the Collateral Agreements, but, in either case, the Company shall be and remain responsible and liable for the due, proper, full and timely performance of such obligations. The Company is jointly and severally liable for all obligations and liabilities of Opco and any other Company Subsidiary arising under this Agreement or any Collateral Agreement. If NWIP has consented to an assignment or confirmed in writing that a particular group of the Company's or Opco's senior secured lender(s) have complied with the requirements of Section 4.13A, the Company and Opco may make a collateral assignment of their respective right, title and interest under (but not any of their obligations, liabilities or duties with respect to this Agreement and (notwithstanding any provisions of any of the Collateral Agreements to the contrary) any of the Collateral Agreements to such lenders. No more than one such assignment will be in effect at any time.

               B. Any assignment by the Company and/or Opco of rights under this Agreement and any of the Collateral Agreements permitted pursuant to clause
(i) of the first sentence of paragraph A hereunder to wholly owned direct or indirect subsidiaries must by its terms cease to be effective at any time that the assignee ceases to be a wholly owned direct or indirect subsidiary of the Company. No assignment of this Agreement or any Collateral Agreement (except as expressly provided otherwise therein) by any party shall release the assignor of any obligations, duties or liabilities hereunder or thereunder and the assignor shall be and remain directly and fully liable, on a primary basis together with the assignee, for all such matters. Such direct, primary obligations, liabilities and duties of the assignor shall remain in effect and shall not be reduced, diminished, avoided or released, in whole or in part, notwithstanding any insolvency, bankruptcy or reorganization of any assignee.

               C. Except for the Company's rights under clause (i) of paragraph A and the last sentence of paragraph A, neither party may assign this Agreement or any of the Collateral Agreements without the consent of the other, except that NWIP may assign an agreement to any wholly owned direct or indirect Subsidiary of Nextel that assumes NWIP's obligations and is approved by the Company, provided that the Company may withhold such approval based only on the Company's reasonable determination that the assignee lacks financial or other capacity to perform equivalent to that of NWIP.

          13.9 Disclaimer of Partnership. Neither this Agreement nor any of the Collateral Agreements contemplated hereby, nor any other agreement between the parties, or any action or relationship contemplated therein, creates a partnership or any other fiduciary relationship between the parties, nor between NWIP and any of the other stockholders of the Company. It is expressly understood and agreed that the obligations and relationships so created are contractual in nature, are for the benefit of and may be enforced only by the parties signatory thereto and their permitted assignees and successors, and are subject to the limitations on liability and disclaimers set forth therein including those set forth in the Nextel Agreement.

          13.10  Confidentiality.

               A. Except (i) for the use of information as required in connection with any filing with the Securities and Exchange Commission, (ii) for any other governmental filing required in order to complete the transactions contemplated by this Agreement or by any of the Collateral Agreements, and (iii) as NWIP and the Company may agree or consent in writing, all information received by NWIP and the Company and their respective representatives pursuant to the terms of this Agreement and each of the Collateral Agreements shall be kept in strictest confidence by the receiving party and its representatives. Neither NWIP nor the Company will make any press release or other disclosure of the transactions contemplated in this Agreement or in any of the Collateral Agreements without the prior written consent of the other party. Notwithstanding the foregoing, if counsel for either NWIP or the Company advises that a press release or public disclosure is required by law or the rules of any stock exchange or the NASDAQ National Market, then that party must notify the other, and the parties shall use their best reasonable efforts to cause a mutually acceptable press release to be issued, and in all events the party required to make such disclosure will be free to do so. Any party may disclose the existence and terms of this Agreement and any of the Collateral Agreements and the transactions contemplated hereby and thereby to financial institutions in connection with financings or as required under any agreements, provided that confidential treatment is requested from any such person to whom such information is disclosed.

               B. The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party's representatives or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its Affiliates or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation.

               C. If a party or its Affiliates or representatives becomes legally compelled by law, process or order of any court or governmental agency or otherwise to disclose any confidential information, such party will give the disclosing party prompt notice thereof to permit the disclosing party to seek a protective order or to take other appropriate action. A party will be relieved of its confidentiality obligations under this Section 13.10 only to the extent that it becomes legally compelled to disclose confidential information, subject to protective orders or other restrictions imposed on or granted by the court, governmental agency or other entity receiving the confidential information. If requested by the disclosing party, the compelled party will cooperate in seeking to obtain protective treatment for any confidential information that the compelled party is legally compelled to disclose.

               D. NWIP and the Company hereby acknowledge that as a result of disclosures by Nextel, NWIP, and the Company contemplated under this Agreement and certain of the Collateral Agreements, the parties and their Affiliates may, from time to time, have material, non-public information concerning Nextel, the Company, and other companies. Nextel, NWIP, and the Company confirm that each of them and their Affiliates are aware and each of them has advised their representatives that (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

          13.11 Amendments. This Agreement may be amended only by a writing executed by the parties.

          13.12 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties, including, but not limited to, the Memorandum of Agreement, dated as of May 1, 1998, among Wireless Investment Partners, L.L.C., NWIP and Nextel, as amended, the letter agreement dated August 13, 1998, among DLJ Merchant Banking II, Inc., DLJ Capital Corp., Nextel, the Company and Eagle River Investments, LLC., and the letter agreement dated December 4, 1998, among DLJ Merchant Banking II, Inc., DLJ Capital Corp., Nextel, the Company, Eagle River Investment, LLC, and Motorola, Inc.

          13.13. Any notice, request or other communication required or permitted hereunder must be in writing and will be duly given: (a) when received if personally delivered; (b) within 12 hours after being sent by telecopy, with confirmed answerback; or (c) within 1 business day of being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

     To NWIP:            Nextel WIP Corp.
                         1505 Farm Credit Drive
                         McLean, VA  22102
                         Attention:  General Counsel
                         Telecopy:  (703) 394-3896

                         With a copy to:

                         Jones Day Reavis & Pogue
                         901 Lakeside Avenue
                         Cleveland, OH  44114
                         Attention:  Jeanne M. Rickert
                         Telecopy: (216) 579-0212

     To the Company:     Nextel Partners, Inc.
                         4500 Carillon Point
                         Kirkland, WA  98033
                         Attention:  General Counsel
                         Telecopy:  (425) 828-8098

     To Opco:            Nextel Partners Operating Corp.
                         4500 Carillon Point
                         Kirkland, WA  98033
                         Attention:  General Counsel
                         Telecopy:  (425) 828-8098

         With a copy to: Friedman Kaplan & Seiler LLP
                         875 Third Avenue
                         New York, NY 10022
                         Attention:  Gary D. Friedman
                         Telecopy:  (212) 355-6401

Any party by written notice to the others given in accordance with this Section
13.13 may change the address or the persons to whom notices or copies thereof and to be directed.

          13.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

          13.15 Waiver. Except as otherwise provided in this Agreement, any party may waive, in writing, compliance by the other parties thereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of any of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of, or default under, any other provision of this Agreement.

          13.16 Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any person or entity other than the parties hereto (and the indemnified persons referred to in Sections 4.11 and 5.3) any rights or remedies hereunder or by reason of the Collateral Agreements or any other agreement between the Company or any of its Subsidiaries, on the one hand and NWIP or any other member of the Nextel Group, on the other.

          13.17 Schedules and Exhibits. The schedules and exhibits attached to this Agreement (as the same may be amended, supplemented or otherwise modified from time to time as provided herein) are incorporated herein and are part of this Agreement for all purposes. Unless otherwise stated, any reference in this Agreement to an exhibit, section or schedule is to an exhibit, section or schedule of this Agreement.

          13.18 Headings. The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

          13.19 Severability. If any provision of this Agreement or the application of such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. The parties will, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits of any provision held invalid, illegal or unenforceable.

          13.20 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.12 shall be deemed effective service of process on such party.

          13.21 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Joint Venture Agreement to be executed this 29th day of January, 1999.

                                        NEXTEL PARTNERS, INC.


                                        By:  s/John Chapple
                                             John Chapple, President and Chief
                                                Executive Officer

                                        NEXTEL PARTNERS OPERATING CORP.


                                        By:  s/John Thompson
                                             John Thompson, Chief Financial
                                                Officer


                                        NEXTEL WIP CORP.


                                        By:  s/Thomas J. Sidman
                                             Thomas J. Sidman, President